As filed with the Securities and Exchange Commission on March 4, 2025

Registration No. 333-284578

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST COMMONWEALTH FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	6021	25-1428528
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 Philadelphia Street

Indiana, PA 15701

724-349-7220

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James R. Reske

Executive Vice President and Chief Financial Officer

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 349-7220

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Barresi Michael E. Fisher Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202 (513) 361-1200	Matthew C. Tomb, Esq. Executive Vice President and General Counsel First Commonwealth Financial Corporation 601 Philadelphia Street Indiana, Pennsylvania 15701 Telephone: (724) 349-7220	Michael G. Dailey Christian Gonzalez Dinsmore & Shohl LLP 255 E. Fifth Street, Suite 1900 Cincinnati, OH 45202 (513) 977-8644

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 4, 2025

PROXY STATEMENT FOR THE SPECIAL MEETING OF

CENTERGROUP FINANCIAL, INC. SHAREHOLDERS

and

PROSPECTUS OF

FIRST COMMONWEALTH FINANCIAL CORPORATION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

On December 18, 2024, First Commonwealth Financial Corporation (“FCF”) and CenterGroup Financial, Inc. (“CFI”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which CFI will merge with and into FCF, with FCF as the surviving corporation, in a transaction we refer to as the “merger.” Following the completion of the merger, at a time to be determined by the FCF board of directors, CenterBank, a wholly owned subsidiary of CFI, will merge with and into First Commonwealth Bank, a wholly owned subsidiary of FCF, with First Commonwealth Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

Under the terms of the merger agreement, CFI shareholders will receive 6.10 shares, which we refer to as the “exchange ratio,” of FCF common stock for each share of CFI common stock (“CFI common stock”). Each outstanding option to acquire shares of CFI common stock will be cancelled in exchange for an amount in cash, without interest, according to a formula set forth in the merger agreement. FCF shareholders will continue to own their existing shares of FCF common stock. Although the number of shares of FCF common stock that each CFI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of FCF common stock and will not be known at the time CFI shareholders vote on the merger agreement. Based on the closing price of FCF common stock of $16.37 as of March 3, 2025, the implied per share purchase price is $99.86. We urge you to obtain current market quotations of FCF common stock (NYSE trading symbol “FCF”).

We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, CFI shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of CFI common stock for FCF common stock in the merger, except with respect to any cash received by holders of CFI common stock in lieu of fractional shares of FCF common stock or by holders of CFI stock options.

Based on the number of shares of CFI common stock outstanding or reserved for issuance as of the date of the merger agreement, FCF expects to issue approximately three (3) million shares of FCF common stock to CFI shareholders in the aggregate in the merger. We estimate that former CFI shareholders will own approximately 3% of the common stock of FCF following the completion of the merger and existing FCF shareholders will own approximately 97% of the common stock of FCF following the completion of the merger.

CFI will hold a special meeting of its shareholders in connection with the merger. The special meeting of CFI is currently expected to be held at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140 on April 14, 2025 at 6:00 PM, Eastern Time. At the special meeting, in addition to any other necessary business, CFI will ask its shareholders to approve and adopt the merger agreement. Information about the CFI special meeting and the merger is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully and in its entirety.

The board of directors of CFI unanimously recommends that holders of CFI common stock vote “FOR” each of the proposals to be considered at the special meeting.

This document, which serves as a proxy statement for the special meeting of CFI shareholders and as a prospectus for the shares of FCF common stock to be issued in the merger to CFI shareholders, describes the special meeting of CFI shareholders, the merger, the documents related to the merger, and other related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 20 for a discussion of the risks you should consider in evaluating the proposed merger. You can also obtain information about FCF from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.

On behalf of the FCF and CFI, thank you for your prompt attention to this important matter.

Sincerely,

T. Michael Price President and Chief Executive Officer First Commonwealth Financial Corp.	Stewart M. Greenlee President and Chief Executive Officer CenterGroup Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either FCF or CFI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying proxy statement/prospectus is dated [    ], 2025, and is first being mailed to holders of CFI common stock on or about [    ], 2025.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FCF from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by FCF at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting FCF at the contact information set forth below:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Attention: General Counsel

Telephone: (800) 711-2265

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, CFI shareholders must request them no later than five (5) business days before the date of the CFI shareholder meeting, or April 7, 2025.

If you are a CFI shareholder and have any questions about the merger agreement, the merger, the CFI special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of CFI common stock, please contact Lee E. Lyon II, Executive Vice President & Secretary of CFI, 744 State Route 28, Milford, OH 45150, telephone: (513) 965-6905.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [    ], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this proxy statement/prospectus to the shareholders of CFI nor the issuance by FCF of shares of FCF common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding CFI has been provided by CFI and information contained in this proxy statement/prospectus regarding FCF has been provided by FCF.

Please see “Where You Can Find More Information” for more details.

CenterGroup Financial, Inc.

744 State Route 28

Milford, Ohio 45150

NOTICE OF SPECIAL MEETING OF CFI SHAREHOLDERS

To CenterGroup Shareholders:

On December 18, 2024, First Commonwealth Financial Corporation (“FCF”) and CenterGroup Financial, Inc. (“CFI”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting (the “CFI special meeting”) of holders of CFI common stock (“CFI common stock”) will be held on April 14, 2025 at 6:00 PM, Eastern Time. We are pleased to notify you of and invite you to the CFI special meeting, which will be held at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140.

At the CFI special meeting, holders of CFI common stock will be asked to vote on the following matters:

•	A proposal to approve and adopt the merger agreement (the “CFI merger proposal”); and

•

A proposal to adjourn the CFI special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the CFI merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of CFI common stock (the “CFI adjournment proposal”).

The board of directors of CFI has fixed the close of business on February 28, 2025 as the record date for the CFI special meeting. Only holders of record of CFI common stock as of the close of business on the record date for the CFI special meeting are entitled to notice of the CFI special meeting or any adjournment or postponement thereof. Only holders of record of CFI common stock will be entitled to vote at the CFI special meeting or any adjournment or postponement thereof.

Holders of record of CFI common stock have the right to dissent from the merger agreement and the merger and obtain payment in cash of the appraised fair value of their shares of CFI common stock under applicable provisions of the Ohio General Corporation Law, or the OGCL. In order for a holder of CFI common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the OGCL. A copy of the applicable statutory provisions of the OGCL is included as Annex B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 56 of the proxy statement/prospectus. The merger may not be completed if the holders of more than five percent (5%) of the outstanding shares of CFI common stock exercise dissenters’ rights.

The CFI board of directors unanimously recommends that holders of CFI common stock vote “FOR” the CFI merger proposal and “FOR” the CFI adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of CFI common stock approve the CFI merger proposal. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFI common stock is required to approve the CFI merger proposal. Whether or not you plan to attend the CFI special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Stewart M. Greenlee

President and Chief Executive Officer

CenterGroup Financial, Inc.

[   ], 2025

i

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the CFI special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the CFI special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 88.

In this proxy statement/prospectus, unless the context otherwise requires:

•	“CFI” refers to CenterGroup Financial, Inc., an Ohio corporation;

•	“CenterBank” refers to CenterBank, an Ohio state-chartered bank and a wholly owned subsidiary of CFI;

•	“CFI articles of incorporation” refers to the amended and restated articles of incorporation of CenterGroup Financial, Inc., as amended;

•	“CFI bylaws” refers to the code of regulations of CenterGroup Financial, Inc.;

•	“CFI common stock” refers to the common stock of CFI, no par value per share;

•	“FCF” refers to First Commonwealth Financial Corporation, a Pennsylvania corporation;

•	“FCF Bank” refers to First Commonwealth Bank, a Pennsylvania state-chartered bank and a wholly owned subsidiary of FCF;

•	“FCF articles of incorporation” refers to the amended and restated articles of incorporation of FCF, as amended;

•	“FCF bylaws” refers to the amended and restated by-laws of FCF, as amended;

•	“FCF common stock” refers to the common shares of FCF, $1.00 par value per share;

Q:	What is the merger?

A:

FCF and CFI entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which CFI will merge with and into FCF (the “merger”) with FCF as the surviving entity. Following the merger, CenterBank will merge into FCF Bank (the “bank merger,” and together with the merger, the “mergers”), with FCF Bank as the surviving bank. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

Each share of CFI common stock issued and outstanding immediately prior to the effective time, except for shares of CFI common stock owned by CFI as treasury stock or owned by CFI or FCF (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive 6.10 shares (the “exchange ratio”) of FCF common stock (the “merger consideration”).

After completion of the merger, CFI will cease to exist. Holders of FCF common stock will continue to own their existing shares of FCF common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 58 and the merger agreement for more information about the merger.

In order to complete the merger, among other things, CFI shareholders must approve and adopt the merger agreement (the “CFI merger proposal”).

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this document because it is a proxy statement being used by the CFI board of directors to solicit proxies of CFI shareholders in connection with approval of the merger and related matters.

In order to approve the merger agreement and related matters, CFI has called a special meeting of its shareholders (the “CFI special meeting”). This document serves as the proxy statement for the CFI special meeting and describes the proposals to be presented at the CFI special meeting.

This document is also a prospectus that is being delivered to holders of CFI common stock because, pursuant to the merger agreement, FCF is offering shares of FCF common stock to holders of CFI common stock.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CFI special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	When and where will the special meeting take place?

A:	The CFI special meeting will be held at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140 on April 14, 2025 at 6:00 PM, Eastern Time.

Even if you plan to attend the special meeting in person, CFI recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:	What matters will be considered at the CFI special meeting?

A:	At the CFI special meeting, CFI shareholders will be asked to consider and vote on the following proposals:

•	CFI Proposal 1: the CFI merger proposal; and

•

CFI Proposal 2: a proposal to adjourn the CFI special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the CFI special meeting to approve the CFI merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of CFI common stock (the “CFI adjournment proposal”).

In order to complete the merger, among other things, CFI shareholders must approve the CFI merger proposal. The CFI adjournment proposal is not a condition to the obligations of FCF or CFI to complete the merger.

Q:	What will holders of CFI common stock receive in the merger?

A:

In the merger, holders of CFI common stock will receive 6.10 shares of FCF common stock for each share of CFI common stock held immediately prior to the completion of the merger. FCF will not issue any fractional shares of FCF common stock in the merger. Holders of CFI common stock who would otherwise be entitled to a fractional share of FCF common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing price of FCF common stock reported on NYSE for the five (5) trading days immediately preceding the closing date (the “FCF Closing Price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of FCF common stock receive in the merger?

A:

In the merger, holders of FCF common stock will not receive any consideration, and their shares of FCF common stock will remain outstanding and will constitute shares of FCF following the merger. Following the merger, shares of FCF common stock will continue to be traded on NYSE.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of FCF common stock that CFI shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for FCF common stock. Any fluctuation in the market price of FCF common stock will change the value of the shares of FCF common stock that CFI shareholders will receive.

CFI is permitted to terminate the merger agreement, in certain circumstances, if the market price of FCF common stock falls below certain thresholds. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 72 for a more detailed discussion of the circumstances under which CFI can terminate the merger agreement.

Q:	How will the merger affect CFI equity awards?

A:

The merger agreement provides that, at the effective time, each option granted by CFI to purchase shares of CFI common stock under a CFI stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “CFI Stock Option”) will, without any further action on the part of any holder thereof, be cancelled and converted into the right to receive cash according to a formula set forth in the merger agreement. As of the effective time, all CFI Stock Options will cease to exist and each holder of such CFI Options will cease to have any rights with respect thereto other than the right to receive the consideration provided for in the merger agreement.

Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of CFI common stock subject to vesting, repurchase or other lapse restriction granted under a CFI stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CFI Restricted Stock Award”) will fully vest (with any performance-based vesting condition applicable to such CFI Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and will be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of CFI common stock under such CFI Restricted Stock Award, less applicable withholding taxes.

Q:	How does the CFI board of directors recommend that I vote at the CFI special meeting?

A:

The CFI board of directors unanimously recommends that you vote “FOR” the CFI merger proposal and “FOR” the CFI adjournment proposal. In considering the recommendations of the CFI board of directors, CFI shareholders should be aware that CFI directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of CFI shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain CFI Directors and Executive Officers in the Merger” beginning on page 52.

Q:	Who is entitled to vote at the CFI special meeting?

A:

The record date for the CFI special meeting is February 28, 2025. All CFI shareholders who held shares at the close of business on the record date for the CFI special meeting are entitled to receive notice of, and to vote at, the CFI special meeting. Each holder of CFI common stock is entitled to cast one (1) vote on each matter properly brought before the CFI special meeting for each share of CFI common stock that such holder owned of record as of the record date. As of February 28, 2025, there were 490,511 outstanding shares of CFI common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The CFI Special Meeting—Proxies” beginning on page 29 for instructions on how to vote your shares of CFI common stock without attending the CFI special meeting.

Q:	What constitutes a quorum for the CFI special meeting?

A:

The presence at the CFI special meeting, in person or by proxy, of holders of a majority of the outstanding shares of CFI common stock entitled to vote at the CFI special meeting will constitute a quorum for the transaction of business at the CFI special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	How can I attend, vote and ask questions at the CFI special meeting?

A:	Record Holders. If you hold shares directly in your name as the holder of record of CFI common stock, you are a “record holder” and your shares may be voted at the CFI special meeting by you.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the CFI special meeting by you as described below.

CFI special meeting. The CFI special meeting will be conducted in person at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140.

Both shareholders of record and street name shareholders will be able to attend the CFI special meeting, ask questions during the meeting and vote their shares in person at the CFI special meeting.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker in order to vote your shares during the CFI special meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the CFI special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership.

Even if you plan to attend the CFI special meeting in person, CFI recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Additional information on attending the CFI special meeting can be found under the section entitled “The CFI Special Meeting—Attending the Special Meeting” on page 28.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold your shares directly as the holder of record of CFI common stock or beneficially in “street name,” you may direct your vote by proxy without attending the CFI special meeting.

If you are a record holder of CFI common stock, you can vote your shares by proxy by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of CFI common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “The CFI Special Meeting—Attending the Special Meeting” on page 28.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote as soon as possible. If you hold shares of CFI common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CFI special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CFI special meeting. If your bank, broker, trustee or other nominee holds your shares of CFI common stock in “street name,” such entity will vote your shares of CFI common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

If you are a beneficial owner of CFI common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of CFI common stock:

•

CFI merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the CFI merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

•

CFI adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the CFI adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I fail to vote or abstain?

For purposes of the CFI special meeting, an abstention occurs when a CFI shareholder attends the CFI special meeting and does not vote or returns a proxy with an “abstain” instruction.

•

CFI merger proposal: An abstention will have the same effect as a vote “AGAINST” the CFI merger proposal. If a CFI shareholder is not present at the CFI special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the CFI merger proposal.

•

CFI adjournment proposal: An abstention will have the same effect as a vote “AGAINST” the CFI adjournment proposal. If a CFI shareholder is not present at the CFI special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for CFI to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that its board of directors is recommending and seeking. Assuming that a quorum is present, the affirmative vote of at least sixty-six and two-thirds percent

(66-2/3%) of the outstanding shares of CFI common stock is required to approve the CFI merger proposal. Failure to submit a proxy or vote in person at the CFI special meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the CFI merger proposal.

The CFI board of directors unanimously recommends that you vote “FOR” the CFI merger proposal and “FOR” the other proposals to be considered at the CFI special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of CFI common stock represented by your proxy will be voted as recommended by the CFI board of directors with respect to such proposals.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	If you directly hold shares of CFI common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CFI;

•	signing and returning a proxy card with a later date; or

•	attending the special meeting in person and voting at the special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•	attending the special meeting in person and voting your shares. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	Will CFI be required to submit the CFI merger proposal to its shareholders even if the CFI board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the CFI special meeting, CFI is required to submit the CFI merger proposal to its shareholders even if the CFI board of directors has withdrawn, modified or qualified its recommendation in favor of the merger.

Q:	Are holders of CFI common stock entitled to dissenters’ rights?

A:

Yes. Holders of CFI common stock are entitled to dissenters’ rights under the Ohio General Corporation Law (the “OGCL”). For more information, see the section entitled “The Merger — Dissenters’ Rights” beginning on page 56, and the full text of Section 1701.85 of the OGCL, which is reproduced in full in Annex B.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the CFI merger proposal, or the other proposals to be considered at the CFI special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 20. You also should read and carefully consider the risk factors of FCF in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of CFI common stock?

A:

The merger has been structured to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of FCF and CFI receives a legal opinion to the effect that the merger will so qualify. Accordingly, holders of CFI common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFI common stock for FCF common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of FCF common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

Q:	When is the merger expected to be completed?

A:

Neither FCF nor CFI can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CFI must obtain the approval of CFI shareholders for the CFI merger proposal. FCF and CFI must also obtain necessary regulatory approvals and satisfy certain other closing conditions. FCF and CFI expect the merger to be completed promptly once CFI shareholders approve the CFI merger proposal, and once FCF and CFI have obtained necessary regulatory approvals and have satisfied certain other closing conditions.

Q:	What are the conditions to complete the merger?

A:

The obligations of FCF and CFI to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions and approval by CFI shareholders of the CFI merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 71.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of CFI common stock will not receive any consideration for their shares of CFI common stock in connection with the merger. Instead CFI will remain an independent private company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $2.3 million will be payable by CFI. See “The Merger Agreement—Termination Fee” beginning on page 74 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before the CFI special meeting?

A:

The CFI record date is earlier than the date of the CFI special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of CFI common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but, with respect to the CFI common stock, you will not have the right to receive the merger consideration to be received by CFI shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of CFI common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by FCF and mutually acceptable to CFI (the “exchange agent”) will send you instructions for exchanging CFI stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Exchange of Shares” beginning on page 60.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of CFI common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of CFI common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders: For shares held directly, please complete, sign, date and return each proxy card or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of CFI common stock are voted.

Beneficial Owners: For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Lee E. Lyon II, Executive Vice President and Secretary of CFI, at (513) 965-6905.

Q:	Where can I find more information about FCF?

A:	You can find more information about FCF from the various sources described under “Where You Can Find More Information” beginning on page 88.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about FCF into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement/prospectus.

Information about the Companies (page 33)

FCF

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 349-7220

FCF, headquartered in Indiana, Pennsylvania, is a financial services Company with 125 community banking offices in 30 counties throughout western and central Pennsylvania and throughout Ohio, as well as commercial lending operations in Pittsburgh and Harrisburg, Pennsylvania, and Canton, Cleveland, Columbus and Cincinnati, Ohio. The Company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson and Lewis Center, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, equipment finance, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. As of December 31, 2024, FCF had total assets of $11.6 billion, total loans of $9.0 billion, total deposits of $9.7 billion and shareholders’ equity of $1.4 billion. FCF’s common stock is listed on NYSE under the symbol “FCF.”

CFI

CenterGroup Financial, Inc.

744 State Route 28

Milford, OH 45150

(513) 965-8505

CFI, headquartered in Milford, Ohio, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 2010. CFI’s subsidiaries include CenterBank, a full-service community bank charted in Ohio under Title XI of the Ohio Revised Code and a member of the Federal Home Loan Bank system, and Warm and Cozy Homes, LLC, a Delaware limited liability company. CFI’s primary business activities are conducted through CenterBank, which operates out of three (3) banking offices in Cincinnati, Milford and Madeira, Ohio, a commercial center in Cincinnati, Ohio and a mortgage center in Cincinnati, Ohio.

The Merger and the Merger Agreement (pages 35 and 58)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, FCF and CFI will merge, with FCF as the surviving entity. Following the merger, CenterBank will merge into FCF Bank with FCF Bank as the surviving bank.

Merger Consideration (page 59)

Each share of CFI common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by FCF or CFI and shares for which appraisal rights have been exercised, will be converted into the right to receive 6.10 shares of FCF common stock. CFI shareholders who would otherwise be entitled to a fraction of a share of FCF common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying the FCF Closing Price by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

FCF common stock is listed on NYSE under the symbol “FCF.” CFI common stock is not listed on an exchange or quoted on an over-the-counter market. The following table shows the closing sales prices of FCF common stock as reported on NYSE on December 17, 2024, the last trading day before the public announcement of the merger, and on March 3, 2025. This table also shows the implied value of the merger consideration to be issued in exchange for each share of CFI common stock, which was calculated by multiplying the closing price of FCF common stock on those dates by the exchange ratio of 6.10.

	FCF Common Stock	Implied Value of One Share of CFI Common Stock
December 17, 2024	$17.84	$108.82
March 3, 2025	$16.37	$99.86

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 35 and “The Merger Agreement—Merger Consideration” beginning on page 59.

Treatment of CFI Equity Awards (page 59)

Stock Options. Immediately prior to the effective time, each option to purchase CFI common stock that is outstanding, which we refer to as a “CFI stock option,” will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of (i) the number of CFI common stock subject to such option, multiplied by (ii) the excess, if any, of the Per Share Cash Equivalent Consideration (as defined below) over the per share exercise price of such stock option, net of any required withholding taxes. If the exercise price of an option exceeds the Per Share Cash Equivalent Consideration, then the option will be cancelled without any payment.

As used herein, “Per Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) 6.10 multiplied by (ii) the FCF Closing Price.

Restricted Stock Awards. Immediately prior to the effective time of the merger, each award of CFI common stock subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the effective time of the merger shall fully vest and shall be converted automatically, in accordance with the procedures set forth in the merger agreement, into the right to receive the merger consideration.

For more information see “The Merger—Treatment of CFI Equity Awards” beginning on page 59.

Material U.S. Federal Income Tax Consequences of the Merger (page 77)

The merger has been structured to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of FCF and CFI receives a legal opinion to the effect that the merger will so qualify. Accordingly, holders of CFI common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFI common stock for FCF common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of FCF common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus.

For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

The United States federal income tax consequences described above may not apply to all holders of CFI common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

CFI’s Reasons for the Merger; Recommendation of CFI’s Board of Directors (page 39)

In reaching its conclusion to approve the merger agreement and the transactions contemplated by it, the board of directors considered a number of factors together with CFI’s senior management and financial and legal advisors. The board of directors of CFI approved the merger agreement and transactions contemplated thereby. The board directors of CFI believes that the merger is in the best interests of CFI and its shareholders, and as a result, the directors unanimously recommend that CFI shareholders vote “FOR” approval of the merger agreement and “FOR” adjourning the special meeting, if necessary, to solicit additional proxies. For a more detailed discussion of CFI’s reasons for the merger and the CFI board of directors’ recommendation, see “The Merger—CFI’s Reasons for the Merger; Recommendation of CFI’s Board of Directors” beginning on page 39.

Opinion of CFI’s Financial Advisor (page 41)

Pursuant to an engagement letter, CFI retained Janney Montgomery Scott LLC (“Janney”) as its financial advisor in connection with the proposed merger.

At the meeting of the CFI board of directors on December 17, 2024, Janney rendered its oral opinion, subsequently confirmed in Janney’s written opinion dated as of December 17, 2024, to the CFI board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of CFI common stock.

The full text of the written opinion of Janney, dated as of December 17, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Janney set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of CFI common stock are urged to read the opinion in its entirety. Janney’s written opinion was addressed to the CFI board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be received in the merger and did not address any other aspect of the merger. Janney expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to any other holders of any class of securities, creditors or other constituencies of CFI or as to the underlying decision by CFI to engage in the proposed merger. The opinion does not constitute a recommendation to any shareholder of CFI as to how such shareholder should vote with respect to the proposed merger or any other matter.

For more information, see “The Merger—Opinion of CFI’s Financial Advisor” beginning on page 41 and Annex C to this proxy statement/prospectus.

Interests of Certain CFI Directors and Executive Officers in the Merger (page 52)

In considering the recommendation of CFI’s board of directors with respect to the merger, CFI’s shareholders should be aware that the directors and executive officers of CFI have certain interests in the merger that may be different from, or in addition to, the interests of CFI’s shareholders generally. These interests include, among others, the following:

•

outstanding unvested restricted stock awards held by CFI’s employees (including executive officers) will vest in full upon consummation of the merger and will be exchanged for the merger consideration;

•

outstanding options to purchase shares of CFI common stock held by CFI’s employees (including executive officers) will, to the extent not otherwise vested, vest in full upon consummation of the merger and will be exchanged for cash based upon the Per Share Cash Equivalent Consideration;

•

Stewart M. Greenlee, the President and Chief Executive Officer of CFI, Alyssa M. Zeman, Vice President and Chief Financial Officer of CFI, and Lee E. Lyon II, Executive Vice President and Secretary of CFI, have employment agreements with CenterBank which provide for the payment of certain benefits if the executive’s employment is terminated in connection with a change in control such as the merger;

•

FCF has entered into a Consulting Agreement with Stewart M. Greenlee to provide certain consulting services for a period of one (1) year following the completion of the merger for the payment of consulting fees;

•

FCF will provide retention bonuses to select employees of CFI and CenterBank, including certain executive officers who do not have an employment or severance agreement, that are eligible to participate in the retention bonus pool; and

•	CFI directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

CFI’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CFI’s shareholders vote to approve the merger proposal. For more information, see “The Merger—Background of the Merger” beginning on page 35 and “The Merger—CFI’s Reasons for the Merger; Recommendation of CFI’s Board of Directors” beginning on page 39. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain CFI Directors and Executive Officers in the Merger” beginning on page 52.

Governance of FCF after the Merger (page 54)

The FCF board of directors and the committees thereof, will remain unchanged and will consist of the directors of FCF immediately prior to the effective time, each of whom will serve as the directors of FCF until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of FCF will continue as executive officers of FCF immediately after the effective time, each of whom will serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Name and Headquarters (page 54)

The merger agreement provides that the name of the surviving corporation and surviving bank will be First Commonwealth Financial Corporation and First Commonwealth Bank, respectively, and that the headquarters of FCF and the main office of FCF Bank will be located in Indiana, Pennsylvania.

Regulatory Approvals (page 54)

Subject to the terms of the merger agreement, FCF and CFI have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, to make such filings within sixty (60) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations (collectively, approvals) of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger and the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (“PDBS”) for the bank merger. The initial submission of these regulatory applications occurred on or about January 16, 2025.

Although neither FCF nor CFI knows of any reason why it cannot obtain these regulatory approvals in a timely manner, FCF and CFI cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.

Expected Timing of the Merger

Neither FCF nor CFI can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CFI must first obtain the approval of CFI shareholders for the CFI merger proposal. FCF and CFI must also obtain necessary regulatory approvals and satisfy certain other closing conditions. FCF and CFI expect the merger to be completed promptly once CFI shareholders have approved the CFI merger proposal, and both FCF and CFI have obtained necessary regulatory approvals and have satisfied the other closing conditions.

Conditions to Complete the Merger (page 71)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, but are not limited to:

•

the requisite CFI vote having been obtained (see “The Merger Agreement—Meeting; Recommendation of CFI’s Board of Directors” beginning on page 69 for additional information regarding the “requisite CFI vote”);

•	the authorization for listing on NYSE, subject to official notice of issuance, of the FCF common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition (see “The Merger—Regulatory Approvals” beginning on page 54 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”);

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

•

as of the closing date, the holders of not more than five percent (5.0%) of CFI common stock that is issued and outstanding will have taken the actions required by the OGCL to qualify their CFI common stock as dissenting shares;

•

in the case of FCF’s obligations to complete the merger, CFI shall have delivered to FCF an affidavit stating that CFI is not and has not during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

•

in the case of FCF’s obligations to complete the merger, CFI shall have obtained certain approvals, consents and waivers listed contained in the confidential disclosure schedules delivered by CFI to FCF; and

•	in the case of FCF’s obligations to complete the merger, FCF shall have received executed option termination agreements from each holder of CFI stock options.

Termination of the Merger Agreement (page 72)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite CFI vote in the following circumstances:

•	by mutual written consent of FCF and CFI;

•

by either FCF or CFI if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable law, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either FCF or CFI if the merger has not been completed on or before December 18, 2025 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement; provided that, if on such date, certain requisite regulatory approval conditions as set forth in the merger agreement shall not have been satisfied or waived, but all other conditions to closing have been satisfied or waived, then the termination date shall be automatically extended to March 16, 2026; provided further, that if all closing conditions in the merger agreement are satisfied on a date that occurs on or prior to the termination date but the closing would occur after the termination date (the “specified date”), then the termination date shall be extended to the specified date;

•

by either FCF or CFI (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of CFI, in the case of a termination by FCF, or on the part of FCF, in the case of a termination by CFI, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•

by FCF, if, prior to the time the requisite CFI vote is obtained, (i) CFI or the CFI board of directors shall have (A) failed to recommend in this proxy statement/prospectus that the shareholders of CFI approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to FCF, (B) adopted, approved, recommended or endorsed a third party’s alternative acquisition proposal, (C) failed to publicly and without qualification recommend against any such alternative acquisition proposal or reaffirm the recommendation to approve the merger agreement within ten (10) business days after an alternative acquisition proposal is made public, or (D) publicly proposed to do any of the foregoing; or (ii) CFI or the CFI board of directors has breached its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.

CFI also may terminate the merger agreement at any time during the five (5) day period commencing on the later of (i) the date on which the last regulatory approval required to permit the consummation of the transactions contemplated by the merger agreement is received or (ii) the date on which CFI shareholder approval is obtained (the “determination date”), if both following conditions are met:

•

the average of the volume weighted average closing price (“VWAP”) of a share of FCF common stock during the twenty (20) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “average closing price”) is less than $14.98; and

•

the number obtained by dividing the average closing price by $18.72 is less than the Index Ratio minus 0.20. “Index Ratio” means the number obtained by dividing the VWAP of the Nasdaq Bank Index (the “Nasdaq Index Price”), or if the Nasdaq Bank Index is not available, the KBW National Bank Index (the “KBW Index Price” and, together with the Nasdaq Index Price, the “Index Group Price”) for the twenty (20) consecutive full trading days ending on the last trading day immediately preceding the determination date by Index Group Price for the twenty (20) consecutive full trading days ending on the date of the first public announcement of the entry into the merger agreement.

If CFI elects to exercise this termination right, prompt written notice must be provided to FCF. FCF then has the option, within five (5) business days following its receipt of such written notice, to increase the merger consideration to be received by holders of CFI common stock by, at FCF’s option, increasing the exchange ratio (which we refer to as the “adjusted exchange ratio”) (calculated to the nearest one ten-thousandth) to equal the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (1) the product of $18.72 multiplied by 0.8 by (2) the average closing price; and (y) a number (rounded to the nearest one ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the exchange ratio (as then in effect) by (2) the average closing price divided by $18.72.

If FCF elects to make this adjustment, FCF must provide prompt written notice to CFI, which must contain the revised exchange ratio. Once this notice is received by CFI, the merger agreement will continue in full force and effect.

Termination Fee (page 74)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of CFI’s board of directors, CFI may be required to pay a termination fee to FCF equal to $2.3 million.

Accounting Treatment (page 54)

The merger will be accounted for as an acquisition of CFI by FCF under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of CFI Shareholders Will Change as a Result of the Merger (page 81)

The rights of CFI shareholders are governed by Ohio law, the CFI articles of incorporation and the CFI bylaws. In the merger, CFI shareholders will become FCF shareholders, and their rights will be governed by Pennsylvania law, the FCF articles of incorporation and the FCF by-laws. CFI shareholders will have different rights once they become FCF shareholders due to differences between the CFI governing documents, on the one hand, and the FCF governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of FCF Shareholders and CFI Shareholders” beginning on page 81.

Listing of FCF Common Stock (page 56)

The shares of FCF common stock to be issued in the merger will be listed for trading on the NYSE. Following the merger, shares of FCF common stock will continue to be traded on the NYSE.

The CFI Special Meeting (page 27) The CFI special meeting will be conducted in person at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140 on April 14, 2025 at 6:00 PM, Eastern Time. At the CFI special meeting, CFI shareholders will be asked to vote on the following matters:

•	the CFI merger proposal; and

•	the CFI adjournment proposal.

You may vote at the CFI special meeting if you owned shares of CFI common stock at the close of business on February 28, 2025. As of February 28, 2025, there were 490,511 shares of CFI common stock outstanding, of which approximately fifty-eight and six hundredths percent (58.06%) were owned and entitled to be voted by CFI directors and executive officers and their affiliates. Each director and certain executive officers of CFI has entered into a voting agreement with FCF agreeing to, among other things, vote their shares of CFI common stock in favor of the merger agreement and the transactions contemplated thereby.

The CFI merger proposal will be approved if the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFI common stock are voted in favor of such proposal. If a CFI shareholder present at the CFI special meeting abstains from voting, or responds by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If a CFI shareholder is not present at the CFI special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” such proposal.

Voting Agreement (page 76)

As an inducement for FCF to enter into the merger agreement, the directors and certain executive officers of CFI entered into a voting agreement (which we refer to as the “voting agreement”) in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of CFI common stock (1) in favor of the merger agreement and in favor of each of the other actions contemplated by the merger agreement, (2) against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement and (3) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between FCF and CFI as contemplated by the merger agreement.

Appraisal or Dissenters’ Rights in the Merger (page 56)

FCF shareholders are not entitled to dissenters’ rights under the PCBL. CFI shareholders are entitled to dissenters’ rights under the OGCL. For more information, see “The Merger—Dissenters’ Rights” beginning on page 56.

Trading Markets and Dividends

FCF common stock is listed on the NYSE under the symbol “FCF.” CFI common stock is not currently listed on an exchange or quoted on an over-the-counter market.

Under the merger agreement, FCF and CFI will coordinate with each other regarding declaration of any dividends in respect of FCF common stock and CFI common stock and the record dates and payment dates relating thereto so that holders of CFI common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of CFI common stock and any shares of FCF common stock any such holder receives in exchange therefor in the merger.

Risk Factors (page 20)

In evaluating the merger agreement, the merger or the issuance of shares of FCF common stock, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 20.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to CFI’s and FCF’s beliefs, goals, intentions, and expectations regarding the proposed transaction, revenues, earnings, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected costs of the transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about CFI’s and FCF’s businesses, beliefs of CFI’s and FCF’s management and assumptions made by CFI’s and FCF’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict, change over time, and many of which are beyond the control of FCF and CFI. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between FCF and CFI;

•	the outcome of any legal proceedings instituted against FCF or CFI;

•

the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

•	the ability of FCF and CFI to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of FCF;

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of FCF and CFI or as a result of the strength of the economy and competitive factors in the areas where FCF and CFI do business;

•	certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate CFI’s operations and those of FCF;

•	such integration may be more difficult, time consuming or costly than expected;

•	revenues following the proposed transaction may be lower than expected;

•	CFI’s and FCF’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by FCF’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•

effects of the announcement, pendency or completion of the proposed transaction on the ability of FCF and CFI to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•	risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of FCF and CFI;

•	the impact of changing interest rates on CFI and FCF; and

•	other factors that may affect the future results of CFI and FCF.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which FCF, CFI, or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, FCF and CFI claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither FCF nor CFI undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that FCF has filed with the SEC as described under “Where You Can Find More Information” beginning on page 88.

FCF and CFI expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18, CFI shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the CFI merger proposal. You should also read and consider risk factors specific to FCF’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of FCF’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Consummation of the Merger

Because the market price of FCF common stock may fluctuate, CFI shareholders cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of CFI common stock issued and outstanding immediately prior to the effective time (except for certain shares owned by FCF or CFI), will be converted into 6.10 shares of FCF common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of FCF common stock. Changes in the price of FCF common stock between now and the time of the merger will affect the value that CFI shareholders will receive in the merger. FCF is not permitted to terminate the merger agreement as a result of any increase or decrease in the market price of FCF common stock. While CFI is permitted to terminate the merger agreement as a result of certain decreases in the market price of FCF common stock, such a right is subject to several limitations. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 72.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FCF’s and CFI’s businesses, operations and prospects, volatility in the prices of securities in global financial markets, including market prices of FCF and other banking companies, the effects of regulatory considerations and tax laws, many of which are beyond FCF’s and CFI’s control. Therefore, at the time of the CFI special meeting, CFI shareholders will not know the market value of the consideration that CFI shareholders will receive at the effective time. You should obtain a current market quotation for shares of FCF common stock (NYSE: FCF).

The market price of FCF common stock after the merger may be affected by factors different from those currently affecting the shares of FCF common stock or CFI common stock.

In the merger, CFI shareholders will become FCF shareholders. FCF’s business differs from that of CFI and certain adjustments may be made to FCF’s business as a result of this merger. Accordingly, the results of operations of the combined company and the market price of FCF common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of FCF and CFI. For a discussion of the business of FCF and of certain factors to consider in connection with its businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 88.

The opinion delivered by Janney to CFI’s board of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of the opinion.

The opinion from Janney, CFI’s financial advisor, to CFI’s board of directors was delivered on and dated December 17, 2024. Changes in the operations and prospects of FCF or CFI, general market and economic conditions and other factors which may be beyond the control of FCF and CFI, including economic conditions, and the market price of FCF, may have altered the value of FCF or CFI or the prices of shares of FCF common stock and shares of CFI common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinion from Janney does not speak as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of the opinion.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the FDIC and the PDBS and other regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 54. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither FCF nor CFI, nor any of their respective subsidiaries, is permitted (without the written consent of the other party), to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger. See “The Merger—Regulatory Approvals” beginning on page 54.

Certain of CFI’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of CFI shareholders.

CFI shareholders should be aware that some of CFI’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of CFI shareholders. These interests and arrangements may create potential conflicts of interest. The CFI board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and in recommending that the CFI shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain CFI Directors and Executive Officers in the Merger” beginning on page 52.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, but are not limited to: (i) approval by CFI shareholders of the CFI merger proposal; (ii) authorization for listing on the NYSE of the shares of FCF common stock to be issued in the merger, subject to official notice of issuance; (iii) the receipt of required regulatory approvals; (iv) effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including, but not limited to, (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. FCF’s obligation to complete the merger is also subject to no more than five percent (5%) of CFI common stock being held by persons who have exercised dissenters’ rights.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals, or FCF or CFI may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 72.

Failure to complete the merger could negatively impact FCF or CFI.

If the merger is not completed for any reason, including as a result of CFI shareholders failing to approve the CFI merger proposal, there may be various adverse consequences and FCF and/or CFI may experience negative reactions from the financial markets and from their respective customers and employees. For example, FCF’s or CFI’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of FCF common stock or the value of CFI common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. FCF and/or CFI also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against FCF or CFI to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, CFI may be required to pay a termination fee of $2.3 million to FCF.

Additionally, each of FCF and CFI has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, FCF and CFI would have to pay these expenses without realizing the expected benefits of the merger.

FCF and CFI will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FCF and CFI. These uncertainties may impair FCF’s or CFI’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FCF or CFI to seek to change existing business relationships with FCF or CFI. In addition, subject to certain exceptions, FCF and CFI have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent FCF and/or CFI from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 62 for a description of the restrictive covenants applicable to FCF and CFI.

The announcement of the proposed merger could disrupt FCF’s and CFI’s relationships with their customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on FCF’s and CFI’s business include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect FCF’s and CFI’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which FCF and CFI maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with FCF and CFI or fail to extend an existing relationship with FCF and CFI; and

•	FCF and CFI have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The merger agreement limits CFI’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire CFI.

The merger agreement contains “no shop” covenants that restrict CFI’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by its board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $2.3 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of CFI from considering or proposing that acquisition. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meeting; Recommendation of CFI’s Board of Directors” beginning on page 70.

The shares of FCF common stock to be received by CFI shareholders as a result of the merger will have different rights from the shares of CFI common stock.

In the merger, CFI shareholders will become FCF shareholders and their rights as shareholders will be governed by Pennsylvania law and the governing documents of the combined company following the merger. The rights associated with FCF common stock are different from the rights associated with CFI common stock. See “Comparison of the Rights of Holders of FCF Common Stock and Holders of CFI Common Stock” beginning on page 81 for a discussion of the different rights associated with FCF common stock.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of FCF and CFI.

Shareholders of FCF and/or shareholders of CFI may file lawsuits against FCF, CFI and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting FCF or CFI defendants from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to

FCF and/or CFI, including any cost associated with the indemnification of directors and officers of each company. FCF and CFI may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of FCF and CFI and could prevent or delay the completion of the merger.

There has been no public market for CFI common stock and the lack of a public market may make it more difficult to determine the fair market value of CFI than if there were such a public market.

The outstanding shares of CFI common stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of CFI than if the outstanding shares of CFI common stock were traded publicly. The value ascribed to CFI’s common stock in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of CFI common stock may have traded on a public market. The consideration to be paid to holders of CFI common stock in the merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of CFI common stock may have traded on a public market.

Risks Relating to the Combined Company’s Business Following the Merger

FCF and CFI are expected to incur substantial costs related to the merger and integration.

FCF and CFI have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either FCF or CFI regardless of whether or not the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 74.

FCF and CFI have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, the combined company will incur integration costs following the completion of the merger as FCF and CFI integrate their businesses, including facilities and systems consolidation costs and employment-related costs. FCF and CFI may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While FCF and CFI have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Combining FCF and CFI may be more difficult, costly or time-consuming than expected, and FCF and CFI may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of FCF and CFI. To realize the anticipated benefits and cost savings from the merger, FCF and CFI must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If FCF and CFI are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

FCF and CFI have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of FCF and CFI during this transition period and for an undetermined period after completion of the merger on the combined company.

The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase beyond the current size of either FCF’s or CFI’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

The combined company may be unable to retain FCF and/or CFI personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by FCF and CFI. It is possible that these employees may decide not to remain with FCF or CFI, as applicable, while the merger is pending or with the combined company after the merger is consummated. If FCF and CFI are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, FCF and CFI could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. FCF and CFI also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “The Merger—Governance of FCF after the Merger” beginning on page 54.

Holders of FCF and CFI common stock will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

FCF shareholders and CFI shareholders currently have the right to vote in the election of the board of directors and on other matters affecting FCF and CFI, respectively. When the merger is completed, each FCF shareholder and each CFI shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either FCF or CFI individually, as applicable, prior to the consummation of the merger. Based on the number of shares of FCF and CFI common stock outstanding as of February 28, 2025, and based on the number of shares of FCF common stock expected to be issued in the merger, the former CFI shareholders, as a group, are estimated to own approximately 3% of the fully diluted shares of the combined company immediately after the merger and current

FCF shareholders as a group are estimated to own approximately 97% of the fully diluted shares of the combined company immediately after the merger. Because of this, CFI shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of CFI, and FCF shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of FCF.

Issuance of shares of FCF common stock in connection with the merger may adversely affect the market price of FCF common stock.

In connection with the payment of the merger consideration, FCF expects to issue approximately three (3) million shares of FCF common stock to CFI shareholders. The issuance of these new shares of FCF common stock may result in fluctuations in the market price of FCF common stock, including a stock price decrease.

THE CFI SPECIAL MEETING

This section contains information for CFI shareholders about the special meeting that CFI has called to allow CFI shareholders to consider and vote on the CFI merger proposal and the CFI adjournment proposal. This proxy statement/prospectus is accompanied by a notice of the CFI special meeting and a form of proxy card that the CFI board of directors is soliciting for use by CFI shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The CFI special meeting will be conducted in person at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140 on April 14, 2025 at 6:00 PM, Eastern Time.

Matters to Be Considered

At the CFI special meeting, CFI shareholders will be asked to consider and vote upon the following proposals:

•	the CFI merger proposal; and

•	the CFI adjournment proposal.

Recommendation of CFI’s Board of Directors

The CFI board of directors recommends that you vote “FOR” the CFI merger proposal and “FOR” the CFI adjournment proposal. See “The Merger—CFI’s Reasons for the Merger; Recommendation of CFI’s Board of Directors” beginning on page 39 for a more detailed discussion of the CFI board of directors’ recommendations.

Record Date and Quorum

The CFI board of directors has fixed the close of business on February 28, 2025 as the record date for the determination of CFI shareholders entitled to notice of and to vote at the CFI special meeting. As of the record date, there were 490,511 shares of CFI common stock outstanding and 126 shareholders of record.

Holders of a majority of the outstanding shares of CFI common stock entitled to vote at the CFI special meeting must be present, either in attendance in person or by proxy, to constitute a quorum at the CFI special meeting. If you fail to submit a proxy prior to the special meeting, or to vote in person, your shares of CFI common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum.

At the CFI special meeting, each share of CFI common stock is entitled to one (1) vote on all matters properly submitted to CFI shareholders.

As of the close of business on the CFI record date, CFI directors and executive officers and their affiliates owned and were entitled to vote approximately 284,782 shares of CFI common stock, representing approximately fifty-eight and six hundredths percent (58.06%) of the outstanding shares of CFI common stock. Each of CFI’s directors and certain of its executive officers will vote their shares in favor of the CFI merger proposal and the CFI adjournment proposal pursuant to the voting and support agreement entered into with FCF.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CFI special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CFI special meeting. If your bank, broker, trustee or other nominee holds your shares of CFI common stock in “street name,” such entity will vote your shares of CFI common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

CFI Merger Proposal

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Vote required: Approval of the CFI merger proposal requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFI common stock. Approval of the CFI merger proposal is a condition to the completion of the merger.

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Effect of abstentions and failure to vote: If you are present at the CFI special meeting and abstain from voting, or respond by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If you are not present at the CFI special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” such proposal.

CFI Adjournment Proposal

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Vote required: Whether or not a quorum will be present at the meeting, approval of the CFI adjournment proposal requires the affirmative vote of a majority of the shares of CFI common stock present in attendance at the CFI special meeting or represented by proxy at the CFI special meeting. Approval of the CFI adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and failure to vote: If you are present at the CFI special meeting and abstain from voting, or respond by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If you are not present at the CFI special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the vote count for such proposal.

Attending the Special Meeting

The CFI special meeting will be held in person at Oasis Golf Club, 902 Loveland-Miamiville Road, Loveland, Ohio 45140, where CFI shareholders will be able to attend the CFI special meeting, ask questions and vote in person. You are entitled to attend the CFI special meeting only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your CFI shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the CFI special meeting.

If you are a record holder, you will be able to attend the CFI special meeting in person, ask questions and vote during the meeting.

If you are a beneficial owner, see “— Shares Held in Street Name” below for further information. Please review this information prior to the CFI special meeting to ensure you are able to submit your vote.

Both shareholders of record and street name shareholders will be able to attend the CFI special meeting, ask their questions during the meeting and vote their shares in person at the CFI special meeting.

Even if you plan to attend the CFI special meeting in person, CFI recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Proxies

A holder of CFI shares may vote by proxy or at the CFI special meeting in person. If you hold your shares of CFI common stock in your name as a record holder, to submit a proxy, you, as a holder of CFI common stock, must complete and return the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

CFI requests that CFI shareholders vote as soon as possible by completing and signing the accompanying proxy card and returning it to CFI in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CFI common stock represented by it will be voted at the CFI special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the CFI merger proposal and “FOR” the CFI adjournment proposal.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card whether or not you plan to attend the CFI special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy. See “— Revocability of Proxies” below for further information.

Shares Held in Street Name

If you do not attend the CFI special meeting and wish to vote, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to CFI to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the CFI special meeting, including the CFI merger proposal and the CFI adjournment proposal.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker in order to vote your shares during the CFI special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the CFI special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership.

Revocability of Proxies

If you directly hold shares of CFI common stock in your name as a record holder, you can change your proxy vote at any time before your proxy is voted at the CFI special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CFI, whose mailing address is 744 State Route 28, Milford, OH 45150;

•	signing and returning a proxy card that is dated and received on a later date; or

•	attending the CFI special meeting in person and voting at the CFI special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•	attending the special meeting in person and voting your shares. Please contact your bank, broker, trustee or other nominee for further instructions.

Attendance in person at the CFI special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CFI after the vote will not affect the vote at the CFI special meeting. If the CFI special meeting is postponed or adjourned, it will not affect the ability of CFI shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

Each director of CFI as well as certain executive officers of CFI have entered into a voting and support agreement (which we refer to as the “voting agreement”) in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of CFI common stock (1) in favor of the merger agreement and in favor of each of the other actions contemplated by the merger agreement, (2) against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement and (3) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between FCF and CFI as contemplated by the merger agreement. As of the CFI record date, 284,782 shares of CFI common stock, or approximately 58.06% of the outstanding shares of CFI common stock entitled to vote at the CFI special meeting, are bound by the voting agreement.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this proxy statement/prospectus is being delivered to CFI shareholders residing at the same address, unless such CFI shareholders have notified CFI of their desire to receive multiple copies of the proxy statement/prospectus.

CFI will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any holder of CFI common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Lee E. Lyon II at lee@center.bank; (513) 965-6905.

Dissenters’ Rights

Holders of CFI common stock are entitled to assert dissenters’ rights with respect to the CFI merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Section 1701.85 of the OGCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 56, and the full text of Section  1701.85 of the OGCL, which is reproduced in full in Annex B to this proxy statement/prospectus, for additional information.

Solicitation of Proxies

FCF and CFI will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. CFI will also request banks, brokers, trustees and other intermediaries holding shares of CFI common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CFI. No additional compensation will be paid to CFI’s directors, officers or employees for solicitation.

You should not send in any CFI stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to CFI shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the CFI Special Meeting

CFI management knows of no other business to be presented at the CFI special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the CFI board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding CFI’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Lee E. Lyon II by telephone (513) 965-6905 or by e-mail (lee@center.bank).

CFI PROPOSALS

PROPOSAL 1: CFI MERGER PROPOSAL

Pursuant to the merger agreement, CFI is asking CFI shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby, including the merger. CFI shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the CFI board of directors approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of CFI and CFI shareholders. See “The Merger—CFI’s Reasons for the Merger; Recommendation of CFI’s Board of Directors” beginning on page 39 for a more detailed discussion of the CFI board of directors’ recommendation.

The approval of the CFI merger proposal by CFI shareholders is a condition to the completion of the merger.

The CFI board of directors unanimously recommends a vote “FOR” the CFI merger proposal.

PROPOSAL 2: CFI ADJOURNMENT PROPOSAL

The CFI special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CFI special meeting to approve the CFI merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CFI shareholders.

If, at the CFI special meeting, the number of shares of CFI common stock present or represented and voting in favor of the CFI merger proposal is insufficient to approve the CFI merger proposal, CFI intends to move to adjourn the CFI special meeting in order to enable the CFI board of directors to solicit additional proxies for approval of the CFI merger proposal. In that event, CFI will ask CFI shareholders to vote upon the CFI adjournment proposal, but not the CFI merger proposal.

In this proposal, CFI is asking CFI shareholders to authorize the holder of any proxy solicited by the CFI board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the CFI special meeting to approve the CFI merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CFI shareholders, to vote in favor of adjourning the CFI special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CFI shareholders who have previously voted. Pursuant to the CFI bylaws, if a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

The approval of the CFI adjournment proposal by CFI shareholders is not a condition to the completion of the merger.

The CFI board of directors unanimously recommends a vote “FOR” the CFI adjournment proposal.

INFORMATION ABOUT THE COMPANIES

FCF

FCF is a financial holding company headquartered in Indiana, Pennsylvania. FCF’s subsidiaries include, FCF Bank, First Commonwealth Insurance Agency, Inc., FRAMAL and First Commonwealth Financial Advisors, Inc. FCF provides a diversified array of consumer and commercial banking services through FCF Bank. FCF also provides trust and wealth management services and offers insurance products through FCF Bank and its other operating subsidiaries. At December 31, 2024, FCF had total assets of $11.6 billion, total loans of $9.0 billion, total deposits of $9.7 billion and shareholders’ equity of $1.4 billion.

FCF Bank is a Pennsylvania bank and trust company. At December 31, 2024 FCF Bank operated 124 community banking offices in 30 counties throughout western and central Pennsylvania and throughout Ohio, as well as commercial lending operations in Pittsburgh and Harrisburg, Pennsylvania, and Canton, Cleveland, Columbus and Cincinnati, Ohio. The Company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson and Lewis Center, Ohio. FCF provides a full range of commercial banking, consumer banking, mortgage, equipment finance, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.

FCF’s common stock is traded on NYSE under the symbol “FCF.” FCF’s principal executive office is located at 601 Philadelphia Street, Indiana, Pennsylvania 15701 and its telephone number is (724) 349-7220.

CFI

CFI, headquartered in Milford, Ohio, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 2010. CFI’s subsidiaries include CenterBank, a full-service community bank charted in Ohio under Title XI of the Ohio Revised Code and a member of the Federal Home Loan Bank system, and Warm and Cozy Homes, LLC, a Delaware limited liability company. CFI’s primary business activities are conducted through CenterBank, which operates out of three (3) banking offices in Cincinnati, Milford and Madeira, Ohio, a commercial center in Cincinnati, Ohio and a mortgage center in Cincinnati, Ohio.

SECURITY OWNERSHIP OF CERTAIN CFI BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2024, the beneficial ownership of CFI common stock by (i) each of CFI’s directors, (ii) certain of CFI’s executive officers, (iii) CFI’s directors and executive officers as a group, and (iv) each person known to CFI to beneficially own more than five percent (5%) ownership of the issued and outstanding CFI common stock. Unless otherwise indicated, the address of each listed CFI shareholder is c/o CenterGroup Financial, Inc., 744 State Route 28, Milford, OH 45150.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreement entered into with FCF in connection with entering into the merger agreement, to CFI’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of CFI Common Stock
Directors:
Stewart M. Greenlee	42,830 CFI common stock; 3,180 unvested RSAs	8.75%
Joseph Hayden	25,250 CFI common stock	5.16%
Carol Venn	15,750 CFI common stock	3.22%
Dennis Hirt	28,590 CFI common stock	5.84%
Paul Heldman	40,000 CFI common stock	8.17%
Doug Logeman	13,750 CFI common stock	2.81%
Lawrence Schumacher	39,699 CFI common stock	8.11%
Daniel Rolfes	44,660 CFI common stock	9.10%
Dr. N.L. Patel	8,250 CFI common stock	1.68%

Certain Executive Officers:
Lee Lyon II	22,823 CFI common stock; 1,746 CFI Stock Options	4.66%

All Directors and Executive Officers as a Group (10 persons)	281,602 CFI common stock 3,180 unvested RSAs 1,746 CFI Stock Options	57.50%

5% Shareholders (other than those listed above):
N/A

*	Represents less than one percent of outstanding CFI common stock.
(1)

Each beneficial owner’s percentage ownership is determined by assuming that CFI Stock Options held by such person (and not those held by any other person) and that are exercisable within sixty (60) days of December 31, 2024 have been exercised. As of December 31, 2024, there were 489,761 shares of CFI common stock issued and outstanding.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 88.

Terms of the Merger

Each of FCF’s and CFI’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, FCF and CFI will merge, with FCF as the surviving corporation, which is referred to as the merger. Following the merger, FCF Bank and CenterBank will merge, with FCF Bank as the surviving bank, which is referred to as the bank merger.

Each share of CFI common stock issued and outstanding immediately prior to the effective time, except for shares of CFI common stock owned by CFI as treasury stock or owned by CFI or FCF or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive 6.10 shares of FCF common stock. Holders of CFI common stock who would otherwise be entitled to a fractional share of FCF common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing price of FCF common stock reported on the NYSE for the five (5) trading days ending on the trading day immediately prior to the closing date (the “FCF Closing Price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

CFI shareholders are being asked to approve the CFI merger proposal. See the section entitled “The Merger Agreement” beginning on page 58 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

On June 19, 2024, CFI’s senior management team met with Janney Montgomery Scott LLC (“Janney”), where Janney presented strategic discussion materials detailing the mergers and acquisitions landscape, and after lengthy discussion, it was the consensus of the board of directors that given CFI’s small size and attendant challenges to achieving economies of scale, prevailing economic conditions, and other factors, CFI would likely face significant challenges to growth and profitability by operating independently under its existing business plan and that considering a strategic transaction would likely be in the best interests of CFI’s shareholders and other constituencies. CFI’s board of directors retained Janney on June 28, 2024, to render financial advice in connection with a potential acquisition, merger or transaction. Janney is a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other matters.

During August 2024, representatives of CFI senior management worked with Janney representatives to prepare a confidential information memorandum (“CIM”) to be distributed to potential interested parties to solicit their interest in a potential merger transaction with CFI. Thereafter, a form of confidentiality agreement was prepared for use in connection with the distribution of the CIM. CFI populated a virtual data room containing financial and other information regarding CFI. Janney contacted twenty-five (25) potential interested parties (each on the list of potential interested parties identified by Janney, in consultation with CFI). Each confidentiality agreement included customary non-disclosure provisions and a standstill provision prohibiting the CFI counterparty, for one (1) year from the date of the confidentiality agreement, from offering to acquire or acquiring CFI, and from taking certain other actions, including soliciting proxies, without the prior written consent of CFI; provided, however, that this standstill provision would become null and void if CFI enters into and publicly announces a definitive acquisition agreement with any third party.

CFI and FCF entered into a confidentiality agreement on August 16, 2024. FCF submitted a non-binding indication of interest letter (“IOI”) on September 11, 2024. On September 11, 2024, a bank holding company (“Company A”), a bank holding company (“Company B”) and another bank holding company (“Company C”) each submitted an IOI. CFI’s executive committee met on September 13, 2024, with representatives of Janney present, to review the results of the solicitation process and the terms of the IOIs received from FCF, Company A, Company B and Company C. FCF’s IOI proposed a 100% stock transaction with a value range per share for each outstanding common share of CFI to be paid in all FCF stock. Company A’s and Company C’s IOIs also proposed 100% stock purchases and a value range for the CFI shares. Company B’s IOI proposed a 75% stock and 25% cash purchase and a value range for the CFI shares. As part of this discussion, Janney representatives updated the committee regarding the prevailing bank and thrift mergers and acquisitions market. The committee also reviewed again its decision to explore a potential merger and noted the prevailing macroeconomic conditions the effect of these conditions on the banking industry in general and on CFI in particular, among other matters.

CFI’s board of directors met on September 17, 2024, with representatives of Janney and legal counsel attending, to discuss the progress of the current solicitation process underway by Janney and the terms of the IOIs received from FCF, Company A, Company B and Company C. Legal counsel began the meeting by describing the role of legal counsel in a potential transaction to guide the directorate through necessary activities. The board of directors also discussed with Janney’s representatives the process for soliciting IOIs from potential interested parties by distributing the CIM, conditioned upon the execution of a confidentiality agreement with CFI. Janney representatives also led a discussion on the banking industry and bank mergers and acquisition activity generally. After lengthy discussion with senior management, the board of directors authorized Janney to contact FCF and Company A to give them the opportunity to conduct further due diligence on CFI so that they may submit revised IOIs for review and consideration.

During late September and into October 2024, representatives of CFI conducted preliminary reverse due diligence on both FCF and Company A, and representatives of FCF and Company A conducted further due diligence on CFI. CFI’s board of directors met on October 9, 2024, with representatives of Janney, senior management of CFI, and senior management of FCF. FCF discussed and answered questions on its historical and prospective financial performance and general business plans as a prospective acquirer of CFI. CFI’s board of directors met on October 10, 2024, with representatives of Janney, senior management of CFI and senior management of Company A present. Company A discussed and answered questions on its historical and prospective financial performance and general business plans as a prospective acquirer of CFI.

On October 22, 2024, Company A submitted a revised IOI based on its additional diligence of CFI.

FCF submitted a letter of intent (“LOI”) on October 22, 2024, which was revised on November 12, 2024, following additional due diligence. The October LOI proposed a 100% stock transaction at a fixed exchange ratio of 6.0 shares of FCF common stock for each share of CFI common stock, based on a volume-weighted average price (“VWAP”) of FCF stock price at that time.

CFI’s board of directors met on October 24, 2024, with representatives of Janney and legal counsel attending. The board discussed FCF’s LOI and representatives of Janney updated the board of directors on the current process, terms and details of the non-binding offers from FCF and Company A, among other matters. After lengthy discussion, CFI’s board of directors directed the representatives of Janney to dismiss Company A from further negotiations and to move forward on negotiations with FCF.

Following an inquiry from a representative of an Ohio not-for-profit, member-owned financial cooperative (“Company D”), CFI received an informal IOI from Company D on November 7, 2024, proposing an all-cash taxable purchase and assumption transaction.

Following further negotiation between CFI and FCF, the FCF LOI was revised on November 12, 2024 to increase the fixed exchange ratio to 6.10 shares of FCF common stock for each share of CFI common stock, which valued the CFI stock at $114.56 per share based on FCF’s 5-day VWAP of $18.78 on November 11, 2024.

CFI’s board of directors met on November 12, 2024, with representatives of Janney and of legal counsel attending, to discuss the current status of the solicitation process. The board of directors reviewed and discussed FCF’s revised LOI and Company D’s IOI, as well as regulatory approval issues and bank merger and acquisitions generally. Since Company D had not completed due diligence procedures or met with CFI management, and since the transaction would have been taxable to all CFI shareholders, the CFI board of directors decided to continue negotiations with FCF. Following a lengthy discussion on the revised FCF LOI, Company D IOI and other matters, the board of directors approved the FCF’s revised LOI. The revised FCF LOI was signed on November 13, 2024, and following CFI’s acceptance and delivery of FCF’s revised LOI, there were no further discussions between CFI and FCF regarding the pricing terms set forth in that LOI, and FCF and CFI entered an exclusivity agreement to allow time for additional due diligence and the negotiation of a definitive agreement.

On November 21, 2024, FCF’s counsel distributed an initial draft of the merger agreement to CFI’s legal counsel. Over the ensuing days, multiple drafts of the merger agreement were exchanged and representatives of FCF’s legal counsel and representatives of CFI’s legal counsel participated in calls to discuss open issues, which included deal protections, termination fees, the conduct of CFI’s business before closing, certain representations and warranties, and employee matters. During this time period, FCF conducted further due diligence on CFI, CFI conducted reverse due diligence on FCF and Stewart M. Greenlee commenced separate discussions with representatives of FCF regarding the terms of his proposed post-closing consulting arrangement with FCF.

CFI’s senior management met on December 2, 2024, with representatives of legal counsel attending, to discuss the current status of the merger agreement negotiations. Legal counsel reviewed with senior management the most recent draft of the merger agreement and updated CFI on the terms that were still under negotiation.

CFI’s board of directors met on December 17, 2024, with representatives of Janney and legal counsel attending, to consider whether to approve the merger agreement and the transactions contemplated by it. Before the meeting, senior management distributed to each director the proposed merger agreement, and ancillary documents, and a financial presentation prepared by Janney. Representatives of Janney reviewed in detail the pricing and other financial terms of the proposed merger agreement. Based on the pricing terms of the merger agreement, representatives of Janney informed the board of directors that the proposed merger consideration implied a price of $112.06 per share based on FCF’s closing stock price on December 16, 2024. Legal counsel and CFI senior management reviewed in detail the non-pricing terms and conditions of the proposed merger agreement, including, but not limited to, the transaction structure, the respective representations, warranties and covenants made by CFI and FCF, the closing conditions, and the respective termination rights of CFI and FCF. The board of directors reviewed all aspects of the merger process, including CFI’s current financial position, performance and prospects; its decision to pursue a strategic transaction; the process used to identify potential merger partners and solicit merger proposals; prevailing economic and stock market conditions; CFI’s due diligence investigation of FCF; FCF’s stock price performance and valuation metrics; the terms and conditions of the proposed merger agreement; the value of the proposed merger consideration; and the impact of the proposed merger on CFI’s shareholders and other constituencies. All questions and issues raised by the directors were addressed by senior management, representatives of Janney or representatives of legal counsel, as appropriate. Representatives of Janney then presented orally Janney’s opinion, which was subsequently confirmed in a letter addressed to the board of directors, to the effect that, as of December 17, 2024, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by

Janney as set forth in the opinion letter, the merger consideration to be paid by FCF to CFI’s common shareholders pursuant to the proposed merger agreement was fair to CFI’s common shareholders from a financial point of view. After considering the proposed merger agreement, and ancillary documents, and the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted to adopt and approve the proposed merger agreement, to recommend that CFI’s shareholders vote to approve the proposed merger agreement and the transactions contemplated by it, and to authorize CFI’s President and Chief Executive Officer Stewart M. Greenlee to execute and deliver the merger agreement, and ancillary documents, on behalf of CFI.

On December 18, 2024, CFI and FCF executed the merger agreement, and after the close of business on December 18, 2024, CFI and FCF issued a joint press release to publicize the execution of the merger agreement.

FCF’s Reasons for the Merger

In reaching its decision to authorize and approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, the FCF board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with FCF’s senior management, as well as with FCF’s legal and financial advisors, and considered a number of factors, including the following principal factors, which are not presented in order of priority:

•	each of FCF’s and CFI’s business, operations, financial condition, asset quality, earnings, markets and prospects;

•	the strategic rationale for the merger, including expanding FCF’s presence within the demographically attractive Cincinnati market;

•	the expanded possibilities for growth that would be available to FCF, given its expanded suite of product offerings and larger capital and deposit base;

•	the compatibility of FCF’s and CFI’s cultures and philosophies;

•	the complementary nature of the products, customers and markets of the two (2) companies, which FCF believes should provide the opportunity to mitigate risks and increase potential returns;

•

the benefits and opportunities CFI will bring to FCF, including enhanced scale, product offerings and footprint, which should improve the ability of the combined company to attract and retain talent and customers;

•

its review and discussions with FCF’s senior management concerning FCF’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of CFI;

•

the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by CFI shareholders as a result of possible increases or decreases in the trading price of FCF stock following the announcement of the merger, which the FCF board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its review with FCF’s outside legal counsel of the material terms of the merger agreement, including the representations, warranties, covenants, deal protection and termination provisions;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion; and

•	the fact that FCF’s current headquarters in Indiana, Pennsylvania will remain the headquarters for FCF and FCF Bank.

The FCF board of directors also considered the potential risks related to the transaction and concluded that the anticipated benefits of combining with CFI were likely to outweigh these risks substantially. These potential risks included, among others:

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two (2) companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where FCF and CFI operate businesses;

•

the costs to be incurred in connection with the merger and the integration of CFI’s and FCF’s respective businesses and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possible diversion of management focus and resources from the operation of FCF’s business while working to implement the transaction and integrate the two (2) companies;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of FCF common stock or value of CFI common stock, the value of the shares of FCF common stock to be issued to CFI shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the merger may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of FCF following the completion of the merger;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information, factors and risks considered by the FCF board of directors is not intended to be exhaustive, but includes the material factors and risks considered by the board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the FCF board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered all these factors as a whole, and overall considered the factors to support its determination. This explanation of the reasoning of the FCF board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 18.

CFI’s Reasons for the Merger; Recommendation of CFI’s Board of Directors

CFI’s board of directors, together with CFI’s senior management and its financial and legal advisors, has determined that the merger is fair to and in the best interests of CFI and its shareholders and approved and adopted the merger agreement and the merger. ACCORDINGLY, CFI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF CFI COMMON STOCK VOTE “FOR” THE MERGER PROPOSAL.

In reaching its conclusion to approve the merger agreement and the transactions contemplated by it, the board of directors considered a number of factors. The board of directors considered the following material factors:

•	The board of directors’ understanding of the business, operations, financial condition, earnings, and prospects of CFI;

•

Prevailing national and local economic conditions, particularly the uncertainty as to future economic conditions including potential continued volatility in market interest rates, expected future impact of market interest rates, inflation, the prospects for recession, and other factors, and the expected effect of these conditions on CFI’s financial condition, earnings, and prospects and on the stock prices of banking institutions, including CFI;

•

The board of directors’ recognition that CFI’s ability to grow independently would require substantial investment in information technology and other infrastructure, and the effect such investment would have on CFI’s future earnings potential;

•

The value of the merger consideration proposed by FCF compared to the value of the merger consideration proposed by other parties and the estimated potential future value of CFI’s common stock if CFI would continue to operate independently;

•

The competitive environment facing financial institutions generally and the competitive environment in CFI’s geographic market area in particular, and the trend toward consolidation in the financial services industry;

•	FCF’s ability to pay the merger consideration and obtain regulatory approval for the merger, considering CFI’s due diligence investigation of FCF;

•	The complementary business cultures of CFI and FCF;

•	The perceived favorable impact of the proposed merger on the employees, depositors, customers, and communities served by CenterBank, considering the complementary business cultures of CFI and FCF;

•

The review by the board of directors, with the assistance of legal counsel, of the terms of the merger agreement, including the provisions that permit CFI, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination transaction, subject, in certain circumstances, to paying a $2,300,000 cash termination fee to FCF;

•

The financial analyses performed by Janney and the opinion of Janney, dated December 17, 2024, addressed to CFI’s board of directors, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in the opinion letter, the merger consideration as set forth in the merger agreement was fair to CFI’s common shareholders from a financial point of view, as more fully described under “Opinion of CFI’s Financial Advisor;”

•	The fact that FCF pays a regular quarterly cash dividend of $0.13 per share, whereas CFI has never paid cash dividends; and

•	The opportunity that the proposed merger offers a liquidity event for CFI’s shareholders, whereas CFI’s share historically have not developed any sort of active or liquid market.

CFI’s board of directors also considered potential risks associated with the transactions contemplated by the merger agreement, including:

•

The interests of CFI’s executive officers and directors with respect to the transactions contemplated by the merger agreement apart from their interests as shareholders of CFI as disclosed under “The Merger—Interests of Certain CFI Directors and Executive Officers in the Merger,” and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement;

•

The risk that the merger agreement provisions relating to the payment by CFI of a cash termination fee under specified circumstances, although required by FCF as a condition to entering into the merger agreement, could discourage other parties that may be interested in engaging in a business combination transaction with CFI from proposing it;

•	The risk of litigation;

•

The restrictions imposed by the merger agreement on the conduct of CFI’s business before the completion of the merger, which could delay or prevent CFI from undertaking certain business opportunities that may arise during that time;

•

That the fixed exchange ratio for the stock consideration, by its nature, would generally not adjust upward to compensate for any declines in FCF’s stock price before the completion of the merger, meaning that CFI’s shareholders would not be protected against any decrease in FCF’s stock price before the completion of the merger, unless, as provided for in the merger agreement, the decrease in FCF’s stock price relative to a broad bank market index was of a magnitude that FCF would agree to increase the merger consideration; and

•	The need to obtain CFI shareholder approval and governmental approvals to consummate the proposed merger.

CFI’s board of directors evaluated the factors described above and reached consensus that the merger agreement and the transactions contemplated by it were in the best interests of CFI and its shareholders.

CFI’s board of directors unanimously recommends that holders of CFI common stock vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. CFI shareholders should be aware that CFI’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other CFI shareholders. CFI’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of CFI. After numerous and exhaustive deliberations with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, CFI’s board of directors approved the merger agreement and the merger as being in the best interests of CFI and its shareholders based on the total mix of information available to CFI’s board of directors. See the section entitled “The Merger—Interests of CFI’s Directors and Executive Officers in the Merger”.

This summary of the reasoning of CFI’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of CFI’s Financial Advisor

CFI engaged Janney to render financial advisory and investment banking services to the CFI board of directors, including delivery of an opinion to the CFI board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of CFI common stock. CFI engaged Janney because Janney is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Janney is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Janney attended the meeting of the CFI board of directors held on December 17, 2024, at which the CFI board of directors evaluated the merger. At this meeting, Janney reviewed the financial aspects of the merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration to be received in the merger by the holders of CFI common stock was fair, from a financial point of view, to such shareholders. The CFI board of directors adopted the merger agreement at such meeting.

The following description of the Janney fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in preparing the opinion.

Janney’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was addressed to, the CFI board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to the holders of CFI common stock, from a financial point of view, of the merger consideration to be received in the merger by such shareholders. It did not address the underlying business decision of CFI to engage in the merger or enter into the merger agreement or constitute a recommendation to the CFI board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CFI common stock as to how to vote in connection with the merger or any other matter. Janney also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of CFI, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder.

Janney’s opinion was reviewed and approved by Janney’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Janney reviewed, analyzed and familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of CFI and FCF and the proposed terms of merger. Janney reviewed, among other things:

•	a draft of the merger agreement, dated December 17, 2024;

•	certain publicly available financial statements and other historical financial information of CFI and its banking subsidiary, CenterBank, that Janney deemed relevant;

•	certain publicly available financial statements and other historical financial information of FCF and its banking subsidiary, FCF Bank, that Janney deemed relevant;

•

certain financial projections for CFI for the years ending December 31, 2024, through December 31, 2027, with long term-estimated annual earnings growth rates for the years ending December 31, 2028 and December 31, 2029, as provided by the senior management of CFI and FCF;

•

publicly available consensus analyst estimates for FCF for the years ending December 31, 2024, December 31, 2025, and December 31, 2026, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2027 through December 31, 2029, as provided by the senior management and advisors of FCF;

•

the pro forma financial impact of the merger on FCF based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of CFI and FCF, as well as estimated net income for CFI for the years ending December 31, 2024 through December 31, 2027 with long term-estimated annual earnings growth rates for the years ending December 31, 2028 and December 31, 2029, as provided by the senior management of CFI and FCF, and relied upon by Janney at the direction of such management and with the consent of CFI;

•

the publicly reported stock market performance, historical price and trading activity FCF common stock, including a comparison of certain stock market information for FCF common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for CFI and FCF with similar financial institutions for which information is publicly available;

•	the nature and financial terms of the merger as compared with the nature and financial terms of certain other merger and business combinations in the banking industry;

•	the current market environment generally and the banking environment in particular;

•	discussions with members of CFI’s and FCF’s senior management with respect to their respective operations, historical financial statements and future prospects; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Janney considered relevant.

Janney also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Janney relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by CFI and FCF, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by CFI and FCF, including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources, and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Janney relied upon the pro forma financial impact of the merger on FCF, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of CFI and FCF. Janney assumed that all forecasts and projections provided to Janney were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of CFI and FCF as to their most likely future financial performance. Janney has further relied on the assurances of the respective management teams of CFI and FCF that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Janney relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Janney is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Janney assumed, without independent verification, that the allowances for loan losses reported on the balance sheets of CFI and FCF are adequate to cover such losses. In rendering its opinion, Janney did not review any individual loans or credit files.

Janney did not make an independent valuation of the quality of CFI’s or FCF’s deposit base nor has Janney independently evaluated potential deposit concentrations or the deposit composition of CFI or FCF. Janney did not make an independent valuation of the quality of CFI’s or FCF’s investment securities portfolio nor has Janney independently evaluated potential concentrations in the investment portfolio of CFI or FCF.

Janney assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the merger agreement (the final terms of which Janney had assumed would not differ in any respect material to Janney’s analyses from the draft version reviewed by Janney and referred to above) represented the entire agreement between the parties, that the merger agreement would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of CFI common stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect CFI, FCF, the combined entity or the contemplated benefits of the merger, including the cost savings expected to result from the merger; and

•	that the merger would be treated as a tax-free reorganization for federal income tax purposes.

Janney assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Janney was further advised by representatives of CFI that CFI relied upon advice from its advisors (other than Janney) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Janney did not provide advice with respect to any such matters.

Janney’s opinion addressed only the fairness to the holders of CFI common stock, from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the merger by such shareholders. Janney’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Janney through such date and, accordingly, it speaks to no other date. Janney did not and does not have an obligation to update, revise or reaffirm its opinion. Janney’s opinion did not address, and Janney expressed no view or opinion with respect to:

•	the relative merits of the merger and the other business strategies that the CFI board of directors considered or may have considered;

•	the underlying business decision of the CFI board of directors to proceed with the merger;

•	the prices at which CFI’s securities or FCF’s securities may trade at any time; or

•	any advice or recommendation provided by any other advisor to CFI.

Additionally, Janney assumed that the merger is, in all respects, lawful under applicable law. Further, Janney’s analyses and opinion, and the financial projections on which they were based, did not reflect changes in the operations and projections of CFI and FCF subsequent to the date of Janney’s opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Janney, CFI and FCF. Any estimates contained in the analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Janney opinion was among several factors taken into consideration by the CFI board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the CFI board of directors to approve the merger agreement and the transactions contemplated thereby. The type and amount of consideration payable in the merger were determined through negotiation between CFI and FCF, and the decision for CFI to enter into the merger agreement was solely that of the CFI board of directors.

The following is a summary of the material financial analyses presented by Janney to the CFI board of directors in connection with Janney’s opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Janney to the CFI board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Janney believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Merger Consideration and Implied Transaction Metrics

Janney reviewed the financial terms of the merger. Pursuant to the terms of the merger agreement draft that was provided, at the effective time of the merger each share of CFI common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive a fixed exchange ratio of 6.10 shares of FCF common stock. Based on this provision of the merger agreement, Janney calculated an aggregate implied transaction value of approximately $56.2 million and an implied purchase price per share of $112.06 consisting of the implied value of 492,941 shares of CFI common stock outstanding (inclusive of restricted stock awards) and 15,821 options with a weighted average exercise price of $50.37 based on the closing price of FCF common stock on December 16, 2024. Based upon financial information for CFI as of or for the last twelve-months (“LTM”) ended September 30, 2024, and the closing price of FCF common stock on December 16, 2024, Janney calculated the following implied aggregate transaction metrics:

Transaction Value / Fully Diluted Tangible Book Value:	156.8%
Transaction Value / LTM Earnings	23.2x
Transaction Value / LTM Core Earnings(1):	23.2x
Core Deposit Premium(2):	8.0%

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Core deposits calculated as Total Deposits less CDs greater than $100,000.

FCF Comparable Companies Analysis

Using publicly available information, Janney compared the financial performance, financial condition and market performance of FCF to eighteen (18) exchange-traded banks and bank holding companies headquartered nationwide with total assets between $8 billion and $18 billion, tangible common equity / tangible assets of 7% to 10% and LTM core return on average tangible common equity greater than 12%, excluding mutuals and merger targets (the “FCF comparable companies”).

The FCF comparable companies were as follows:

Renasant Corporation (RNST)	National Bank Holdings Corporation (NBHC)
Mechanics Bank (MCHB)	TriCo Bancshares (TCBK)
ServisFirst Bancshares, Inc. (SFBS)	Byline Bancorp, Inc. (BY)
Banner Corporation (BANR)	Peoples Bancorp Inc. (PEBO)
CVB Financial Corp. (CVBF)	QCR Holdings, Inc. (QCRH)
Enterprise Financial Services Corp (EFSC)	Nicolet Bankshares, Inc. (NIC)
NBT Bancorp Inc. (NBTB)	Stock Yards Bancorp, Inc. (SYBT)
First Bancorp (FBNC)	Amalgamated Financial Corp. (AMAL)
First Busey Corporation (BUSE)	Southside Bancshares, Inc. (SBSI)

To perform this analysis, Janney used profitability data and other financial information as of or for the most recent available completed fiscal quarter (“MRQ”) or LTM, and market price information as of December 16, 2024. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in FCF’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data presented.

Janney’s analysis showed the following concerning the financial condition and performance of FCF and the FCF comparable companies for the LTM:

	FCF Comparable Companies
(in % unless otherwise noted)	FCF	Low	Average	Median	High
Total Assets ($MM)	11,983	8,362	12,048	10,990	17,959
Market Capitalization ($MM)	1,872	1,080	2,040	1,745	5,150
TCE / Tangible Assets	8.84	7.38	9.00	9.06	9.76
LTM Core ROAA(1)	1.34	0.90	1.22	1.23	1.52
LTM Core ROATCE(1)	16.49	12.16	15.29	15.11	20.69
LTM Efficiency Ratio	54.5	39.4	55.4	56.3	65.6
Loans / Deposits	92.0	59.9	83.0	84.7	95.4
NPAs / Assets(2)	0.64	0.05	0.30	0.25	0.68

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.

In addition, Janney’s analysis showed the following concerning the market performance of FCF and the FCF comparable companies:

	FCF Comparable Companies
(in % unless otherwise noted)	FCF	Low	Average	Median	High
Dividend Yield	2.83	0.27	2.55	2.42	7.05
Price / Tangible Book Value	182.6	120.3	193.3	177.1	331.0
Price / LTM Earnings Per Share (“EPS”) (x)	12.1	8.6	14.0	13.2	24.2

None of the FCF comparable companies used as a comparison in the above analyses are identical to FCF. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

CFI Comparable Companies Analysis

Using publicly available information, Janney compared the financial performance, financial condition and market performance of CFI to twenty-five (25) exchange-traded banks and bank holding companies headquartered in the United States with total assets between $200 million and $500 million, tangible common equity / tangible assets of 8% to 12% and LTM core return on average tangible common equity between 3% and 12%, excluding mutuals and merger targets (the “CFI comparable companies”).

The CFI comparable companies were as follows:

High Country Bancorp, Inc. (HCBC)	Lakeside Bancshares, Inc. (LKSB)
Partners Bank of California (PBKX)	Delhi Bank Corp. (DWNX)
PB Bankshares, Inc. (PBBK)	BankFLORIDA Bancorp, Inc. (BKFL)
Texas Community Bancshares, Inc. (TCBS)	The Farmers Bank of Appomattox (FBPA)
Community Bancorp of Santa Maria (CYSM)	Security Bancorp, Inc. (SCYT)
Commercial National Financial Corporation (CNAF)	Hocking Valley Bancshares, Inc. (HCKG)
Exchange Bankshares, Inc. (EXCH)	Infinity Bancorp (INFT)
Elmer Bancorp, Inc. (ELMA)	FSBH Corp. (FSBH)
The First Citizens National Bank of Upper Sandusky (FSDK)	RiverBank Holding Company (RBNK)
Peoples Trust Company of St. Albans (PPAL)	Logansport Financial Corp. (LOGN)
Pioneer Bankshares, Inc. (PNBI)	Coeur d’Alene Bancorp, Inc. (CDAB)
AMB Financial Corp. (AMFC)	Apollo Bancorp, Inc. (APLO)
WVS Financial Corp. (WVFC)

To perform this analysis, Janney used profitability data and other financial information as of or for the MRQ or LTM, and market price information as of December 16, 2024. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in CFI’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data so presented.

Janney’s analysis showed the following concerning the financial condition and performance of CFI and the CFI comparable companies for the LTM:

	CFI Comparable Companies
(in % unless otherwise noted)	CFI	Low	Average	Median	High
Total Assets ($MM)	349	201	359	360	497
Market Capitalization ($MM)	NA	18.2	29.6	25.1	69.6
TCE / Tangible Assets	10.29	8.24	9.81	9.83	11.79
LTM Core ROAA(1)	0.75	0.32	0.68	0.71	1.23
LTM Core ROATCE(1)	7.18	3.13	7.38	7.77	11.94
LTM Efficiency Ratio	69.6	55.2	73.9	75.6	90.0
Loans / Deposits	103.1	59.7	82.5	81.8	115.7
NPAs / Assets(2)	0.10	0.00	0.28	0.15	1.28

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.

In addition, Janney’s analysis showed the following concerning the market performance of CFI and the CFI comparable companies:

	CFI Comparable Companies
(in % unless otherwise noted)	CFI	Low	Average	Median	High
Dividend Yield	0.00	0.00	2.45	1.87	6.40
Price / Tangible Book Value	NA	52.6	86.0	75.1	232.2
Price / LTM EPS (x)	NA	6.1	12.4	10.9	NM

None of the CFI comparable companies used as a comparison in the above analyses are identical to CFI. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Janney’s analysis compared pricing multiples for the merger to the implied merger pricing multiples of the CFI comparable companies on a per share basis. To account for an equity control premium, Janney applied a 24.8% premium to the CFI comparable companies based on the median one-day stock price premium for all bank and thrift merger transactions announced over the last ten (10) years as of December 16, 2024, based on data from S&P Capital IQ Pro.

	CFI Comparable Companies
(in % unless otherwise noted)	CFI	Minimum	Median	Maximum
Price / Tangible Book Value	156.8	65.7	93.8	289.8
Price / LTM EPS (x)	23.2	7.7	13.6	37.3
Core Deposit Premium	8.0	(7.0)	(0.7)	22.9

Select Transactions Analysis

Janney reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.	Fifteen (15) selected recent bank and thrift transactions announced since January 1, 2024, with target assets between $100 million and $800 million (the “Recent Group”);

2.

Twelve (12) selected Midwest bank and thrift transactions announced since January 1, 2022, with target assets between $100 million and $800 million, tangible common equity / tangible assets between 9% and 15% and LTM ROAE less than 13% (the “Midwest Group”); and

3.

Thirteen (13) selected nationwide bank and thrift transactions announced since January 1, 2022, with target assets between $200 million and $500 million, tangible common equity / tangible assets between 7% and 15%, LTM ROAE between 4% and 10% and NPAs / Assets less than 1% (the “Nationwide Group”).

All three sets of transactions excluded mergers of equals and transactions without disclosed deal values.

Recent Group

Buyer Name	Target Name	Announcement Date
United Community Banks, Inc.	ANB Holdings, Inc.	12/3/2024
Georgia Banking Company, Inc.	Primary Bancshares Corporation	10/9/2024
Byline Bancorp, Inc.	First Security Bancorp, Inc.	9/30/2024
TowneBank	Village Bank and Trust Financial Corp.	9/24/2024
ESL Federal Credit Union	Generations Bank	9/24/2024

Buyer Name	Target Name	Announcement Date
Skyline Bankshares, Inc.	Johnson County Bank	4/17/2024
Capital Bancorp, Inc.	Integrated Financial Holdings, Inc.	3/28/2024
First National Corporation	Touchstone Bankshares, Inc.	3/25/2024
Sound Credit Union	Washington Business Bank	3/11/2024
Southern States Bancshares, Inc.	CBB Bancorp	2/28/2024
Dogwood State Bank	Community First Bancorporation	2/1/2024
Beacon Credit Union	Mid-Southern Savings Bank, F.S.B.	1/25/2024
National Bankshares, Inc.	Frontier Community Bank	1/24/2024
Princeton Bancorp, Inc.	Cornerstone Financial Corporation	1/18/2024
Hudson Valley Credit Union	Catskill Hudson Bancorp, Inc.	1/10/2024

Midwest Group

Buyer Name	Target Name	Announcement Date
Beacon Credit Union	Mid-Southern Savings Bank, F.S.B	1/25/2024
Equity Bancshares, Inc.	Rockhold Bancorp	12/6/2023
LCNB Corp.	Eagle Financial Bancorp, Inc.	11/29/2023
LCNB Corp.	Cincinnati Bancorp, Inc.	5/18/2023
Republic Bancorp, Inc.	CBank	10/27/2022
City Holding Company	Citizens Commerce Bancshares, Inc.	10/18/2022
Bank First Corporation	Hometown Bancorp, Ltd.	7/26/2022
Landmark Bancorp, Inc.	Freedom Bancshares, Inc.	6/28/2022
Farmers & Merchants Bancorp	Peoples-Sidney Financial Corporation	6/14/2022
Middlefield Banc Corp.	Liberty Bancshares, Inc.	5/26/2022
Bank First Corporation	Denmark Bancshares, Inc.	1/19/2022
Civista Bancshares, Inc.	Comunibanc Corp.	1/10/2022

Nationwide Group

Buyer Name	Target Name	Announcement Date
United Community Banks, Inc.	ANB Holdings, Inc.	12/3/2024
Georgia Banking Company, Inc.	Primary Bancshares Corporation	10/9/2024
Beacon Credit Union	Mid-Southern Savings Bank, F.S.B	1/25/2024
Equity Bancshares, Inc.	Rockhold Bancorp	12/6/2023
LCNB Corp.	Cincinnati Bancorp, Inc.	5/18/2023
CrossFirst Bankshares, Inc.	Canyon Bancorporation, Inc.	4/21/2023
Mid Penn Bancorp, Inc.	Brunswick Bancorp	12/20/2022
City Holding Company	Citizens Commerce Bancshares, Inc.	10/18/2022
Thumb Bancorp, Inc.	Exchange State Bank Corp.	8/29/2022
Landmark Bancorp, Inc.	Freedom Bancshares, Inc.	6/28/2022
Middlefield Banc Corp.	Liberty Bancshares, Inc.	5/26/2022
Cambridge Bancorp	Northmark Bank	5/23/2022
Southern Bancorp, Inc.	FCB Financial Services, Inc.	1/31/2022

For each selected transaction, Janney derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Transaction price per share of common stock to tangible book value per share of common stock of the acquired company;

•

Transaction price per share of common stock to LTM core earnings per share (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles); and

•	Core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the merger based on the aggregate transaction value for the merger of $56.2 million, as described above, and using historical financial information for CFI as of or for the last twelve months ended September 30, 2024.

The results of the analysis are set forth in the following tables:

Recent Group

	CFI Selected Comparable Transactions
(in % unless otherwise noted)	CFI	Minimum	Median	Maximum
Deal Value / Tangible Book Value	156.8	75.6	128.4	175.0
Deal Value / LTM EPS (x)	23.2	5.8	17.6	37.5
Core Deposit Premium	8.0	(2.3)	4.0	18.4

Midwest Group

	CFI Selected Comparable Transactions
(in % unless otherwise noted)	CFI	Minimum	Median	Maximum
Deal Value / Tangible Book Value	156.8	87.7	154.7	210.9
Deal Value / LTM EPS (x)	23.2	13.5	20.3	32.3
Core Deposit Premium	8.0	(3.1)	8.3	12.1

Nationwide Group

	CFI Selected Comparable Transactions
(in % unless otherwise noted)	CFI	Minimum	Median	Maximum
Deal Value / Tangible Book Value	156.8	95.4	127.0	183.7
Deal Value / LTM EPS (x)	23.2	8.4	17.9	37.5
Core Deposit Premium	8.0	(0.5)	5.4	10.2

No company or transaction used as a comparison in the above selected transactions analysis is identical to CFI, FCF or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis and Capital Ratios

Janney performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CFI and FCF. Using closing balance sheet estimates as of March 31, 2025 for CFI and FCF provided by CFI and FCF management, FCF analyst earnings estimates for 2024, 2025 and 2026, assumed long term earnings growth rates provided by CFI management, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses expected to result from the merger) provided by FCF management, Janney analyzed the estimated financial impact of the merger on certain projected financial and operating results. This analysis indicated that the merger could be (i) accretive to FCF’s 2025, 2026 and 2027 estimated EPS, and (ii) dilutive to FCF’s estimated tangible book value per share at closing.

Furthermore, the analysis indicated that pro forma for the merger, FCF’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio at closing would be above those required to be deemed “well capitalized” under regulatory guidelines. For all of the above analyses, the actual results achieved by FCF following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis

Janney performed a discounted cash flow analysis to estimate a range for the implied equity value of CFI. In this analysis, the future cash flows are derived from CFI’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rates for CFI was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk-free rate determined using the 10-year Treasury Rate on December 16, 2024 of 4.20%, the beta of CFI stock compared to the broader market, the Full-Information Beta for commercial banks from the Kroll U.S. Cost of Capital Navigator of 1.04, the Historical Long-Term Market Risk Premium from the Kroll U.S. Cost of Capital Navigator of 7.17%, and the Micro Cap Size Premium from the Kroll U.S. Cost of Capital Navigator of 2.91%. The discount rate resulting from this method was approximately 15.0%.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that CFI could generate over the five-year period from 2025 to 2029, if any, above a tangible common equity to tangible asset ratio of 8.00%, and (ii) the present value of CFI’s implied terminal value at the end of such period. In calculating the net present value of CFI using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 10.0x to 14.0x LTM earnings, with a midpoint of 12.0x. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per share of CFI common stock of $83.07 per share to $117.23 per share with a midpoint of $98.97 per share. In calculating the net present value of CFI using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 110% to 150% of tangible book value, with a midpoint of 130%. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per share of CFI common stock of $71.39 per share to $96.32 per share with a midpoint of $83.00 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CFI or the pro forma combined company.

Janney’s Relationship with CFI

Janney acted as financial advisor to CFI in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Janney is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Janney has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its broker-dealer businesses, and further to certain existing sales and trading relationships between each of CFI and FCF and Janney, Janney and its affiliates may from time to time purchase securities from, and sell securities to, CFI and FCF, and as a market maker in securities, Janney and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of CFI or FCF for its own accounts and for the accounts of its customers and clients. Janney employees may also from time to time maintain individual positions in CFI common stock and/or FCF common stock.

Pursuant to the Janney engagement agreement, CFI agreed to pay Janney a cash fee equal to 1.25% of the implied transaction value of the merger, $25,000 of which became payable before the rendering of Janney’s opinion, $150,000 of which became payable concurrently with the rendering of Janney’s opinion, and the balance of which is contingent upon the consummation of the merger. Janney’s fee for rendering the fairness opinion was not contingent upon Janney reaching any particular conclusion. CFI also agreed to reimburse Janney for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Janney against certain liabilities relating to or arising out of Janney’s engagement or Janney’s role in connection therewith.

Janney has not had any material financial advisory and investment banking relationship with CFI or FCF during the past two (2) years in which compensation was received or was intended to be received as a result of the relationship between Janney, on the one hand, and CFI or FCF, on the other hand. Janney may provide investment banking services to FCF in the future (and to CFI, if the merger is not consummated), although there is no agreement to do so.

Interests of Certain CFI Directors and Executive Officers in the Merger

In considering the recommendation of CFI’s board of directors to vote for the merger proposal, CFI shareholders should be aware that directors and executive officers of CFI have interests in the merger that are in addition to, or different from, their interests as shareholders of CFI. CFI’s board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the decision to recommend that the CFI shareholders approve the merger proposal. These interests are described below.

As described below, some of CFI’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of CFI shareholders generally. The CFI board of directors was aware of these interests and considered them in approving the merger agreement.

Restricted Stock Awards

CFI has awarded certain executive officers restricted CFI common stock, which may not be transferred and is subject to vesting restrictions. Immediately before the closing and pursuant to the merger agreement, each award in respect of a share of CFI common stock subject to vesting, repurchase or other lapse restriction granted under a CFI stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CFI RSA”) will fully vest (with any performance-based vesting condition applicable to such CFI RSA deemed satisfied to the extent provided in the applicable award agreement) and will be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of CFI common stock under such CFI RSA, less applicable withholding taxes. As of December 18, 2024, the date the merger agreement was executed, Stewart M. Greenlee, the only executive officer granted CFI RSAs, had 3,180 unvested CFI RSAs, which will vest as a result of the merger.

Stock Options

CFI has awarded certain officers and employees stock options to purchase CFI common stock pursuant to certain CFI stock option plans. Immediately before the effective time, each CFI stock option will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of (i) the number of CFI common stock subject to such option, multiplied by (ii) the excess, if any, of the Per Share Cash Equivalent Consideration (as defined below) over the per share exercise price of such stock option, net of any required withholding taxes. If the exercise price of an option exceeds the Per Share Cash Equivalent Consideration, then the option will be cancelled without any payment.

As used herein, “Per Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) exchange ratio multiplied by (ii) the average of the daily closing prices of FCF common stock on the NYSE for the five (5) trading days ending on the trading day prior to the completion of the merger. Set forth below is the number of non-vested stock options held by the officers and employees of CFI as of December 18, 2024, the date the merger agreement was executed.

Name	Non-Vested Stock Options (#)
Lee E. Lyon II	1,746
Robert W. Etherington	3,150
Benjamin M. Johnson	2,375
Angela J. Hawkins	2,375
H. Douglas Barnalco	2,550
Joseph L. Surface	1,875
Jarret K. Isreal	1,150
Alyssa M. Zeman	600

Indemnification and Directors’ and Officers’ Liability Insurance

The merger agreement requires FCF, as the surviving entity in the merger, to maintain for a period of six (6) years after consummation of the merger CFI’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, FCF is not required to spend annually more than one hundred fifty percent (150%) of the current annual premium paid as of the date of the merger agreement by CFI for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then FCF will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, CFI, in consultation with, but only upon the consent of FCF, may (and at the request of FCF, CFI will use its reasonable best efforts to), obtain at or prior to the effective time a six-year “tail” policy under CFI’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Employment Agreements

CenterBank entered into employment agreements with each of Stewart M. Greenlee, President and CEO of CFI and CenterBank, Lee E. Lyon II, Executive Vice President and Secretary of CFI and CenterBank, and Alyssa M. Zeman, CFO of CFI and CenterBank, which provide certain payments and benefits to each executive officer in the event that executive officer’s employment is terminated (other than for cause) or in connection with a change in control. If, during the term of the agreement, in the case of Mr. Greenlee or Mr. Lyon, the executive officer’s employment is involuntarily terminated, other than for “cause” (as defined in the agreement) or if the executive officer voluntarily terminates employment for “good reason” (as defined in the agreement), or, in the case of Ms. Zeman, the executive officer’s employment is terminated upon a change of control, CenterBank or its successor will pay the executive severance equal to the employee’s base salary paid to the employee over the immediately preceding year. The obligation of CenterBank to pay the severance benefits is subject to several conditions, including the named executive officer’s execution of a general release of employment claims. The named executive officers must comply with the restrictive covenants in their employment agreements, which include covenants not to solicit the employees and customers of CenterBank for a period of one (1) year after termination of employment. The agreements also include covenants to maintain the confidentiality of the confidential information of CenterBank other than in the course of performing services for them. For purposes of Mr. Greenlee’s and Mr. Lyon’s agreements, the term “good reason” means (x) the relocation of the employee from the territory, (y) a reduction in base salary or bonus opportunity (unless all other similarly situated officers or key employees of CenterBank are subject to the same reduction and such reduction is not greater than 10%), in each case effected without employee’s consent, or (z) a material breach by Center Bank of the employment agreement.

Post-Closing Consulting Agreement

FCF has entered into a one (1) year post-closing consulting agreement with Mr. Greenlee to provide, amongst other services, management of post-closing integration matters and client relationships, for which he will receive $315,000.

Governance of FCF after the Merger

The FCF board of directors, and the committees thereof, will remain unchanged and will consist of the directors of FCF immediately prior to the effective time, each of whom will serve as the directors of FCF until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of FCF will continue as executive officers of FCF immediately after the effective time, each of whom will serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation and surviving bank will be First Commonwealth Financial Corporation and First Commonwealth Bank, respectively, and that the headquarters of FCF and the main office of FCF Bank will be located in Indiana, Pennsylvania.

Accounting Treatment

FCF and CFI prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of CFI by FCF under the acquisition method of accounting, and FCF will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, FCF and CFI need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, FCF and CFI have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, make such filings as soon as practical and in no event later than sixty (60) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals from the Federal Reserve Board for the merger and the approval of the FDIC and the PDBS for the bank merger, along with any other approvals set forth in the merger agreement which are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FCF, as the survivor in the merger, or any of its subsidiaries. The initial submission of these regulatory applications occurred on or about January 16, 2025.

Under the terms of the merger agreement, FCF and CFI will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on FCF and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by CFI shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

There can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of FCF following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. FCF intends to request such a waiver. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

FDIC

The prior approval of the FDIC will be required under the Bank Merger Act to merge CenterBank with and into FCF Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, which we refer to as the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. FCF Bank submitted an application to the FDIC pursuant to the Bank Merger Act on January 16, 2025 and the parties received approval from the FDIC on February 25, 2025.

PDBS

To complete the merger, FCF Bank is required to submit an application to, and receive approval from, the PDBS. The PBDS will review the application to determine whether the merger and the bank merger comply with Pennsylvania law. The criteria considered by the PDBS is similar to those considered by the Federal Reserve Board and the FDIC. FCF Bank submitted an application to the PDBS in accordance with Pennsylvania law on January 16, 2025.

Department of Justice

In addition to the Federal Reserve Board and the FDIC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.

Stock Exchange Listings

FCF common stock is listed for trading on the NYSE under the symbol “FCF.” CFI common stock is not listed on an exchange or quoted on an over-the-counter market.

Under the terms of the merger agreement, FCF will cause the shares of FCF common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance. The merger agreement provides that neither FCF nor CFI will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of FCF common stock will continue to be traded on the NYSE.

Dissenters’ Rights

CFI shareholders who do not vote in favor of the Merger proposal and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of CFI will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any CFI shareholder who is a record holder of CFI common shares on February 28, 2025, the record date for the CFI special meeting, and whose shares are not voted in favor of the approval and adoption of the Merger proposal may be entitled to be paid the “fair cash value” of such shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to CFI a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the merger proposal is taken, the shareholder must not vote in favor of the merger proposal, and the shareholder must otherwise comply with Section 1701.85. A CFI shareholder’s failure to vote against the merger proposal will not constitute a waiver of such shareholder’s dissenters’ rights, as long as such shareholder does not vote in favor of the merger proposal. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares. See the text of Section 1701.85 of the OGCL attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If CFI so requests, dissenting shareholders must submit their share certificates to CFI within fifteen (15) days following such request for endorsement on such certificates by CFI that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights, at CFI’s option exercised by written notice sent to the applicable dissenting shareholder within twenty (20) days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. Such certificates will be promptly returned to the dissenting shareholders by CFI. If CFI and any dissenting shareholder cannot agree upon the “fair cash value” of CFI’s common shares, either may, within three (3) months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Clermont County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s shares. The fair cash value of a CFI common share to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the vote of the CFI common shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction, such as the merger, are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a CFI common shareholder exercises his, her or its dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s CFI common shares will be suspended until CFI purchases the shares, or the right to receive the fair cash value is otherwise terminated. All rights of the dissenter with respect to the dissenter’s CFI common shares will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of such shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of CFI’s common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about FCF or CFI. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings FCF makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about FCF and CFI contained in this proxy statement/prospectus or in the public reports of FCF filed with the SEC may supplement, update or modify the factual disclosures about FCF and CFI contained in the merger agreement. The merger agreement contains representations and warranties by CFI, on the one hand, and by FCF, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by FCF and CFI were qualified and subject to important limitations agreed to by FCF and CFI in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that FCF and CFI each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about FCF and CFI at the time they were made or otherwise.

Structure of the Merger

Each of CFI’s and FCF’s respective boards of directors has approved and adopted the merger agreement. The merger agreement provides for the merger of CFI into FCF, with FCF as the surviving entity. Following the completion of the merger, CenterBank, a wholly owned subsidiary of CFI, and FCF Bank, a wholly owned subsidiary of FCF, will merge, with FCF Bank as the surviving bank in the bank merger.

Prior to the consummation of the merger, FCF and CFI may, by mutual agreement, change the method or structure of effecting the combination of FCF and CFI if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however that no such change may (i) alter or change the exchange ratio or the number of shares of FCF common stock received by holders of CFI common stock in exchange for each share of CFI common stock; (ii) adversely affect the tax treatment of CFI’s shareholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of CFI or FCF pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of CFI common stock issued and outstanding immediately prior to the effective time, except for shares of CFI common stock owned by CFI as treasury stock or owned by CFI or FCF or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which dissenters’ rights have been exercised, will be converted into the right to receive 6.10 shares of FCF common stock (the “exchange ratio”).

If the outstanding shares of CFI common stock or FCF common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give CFI shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

FCF will not issue any fractional shares of FCF common stock in the merger. Instead, a former holder of CFI common stock who otherwise would have received a fraction of a share of FCF common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing price of FCF common stock reported on the NYSE for the five (5) trading days immediately preceding the closing date by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

Governing Documents

Effective as of the effective time, the FCF by-laws will continue to be the by-laws for FCF and the FCF articles of incorporation will continue to be the articles of incorporation of FCF.

Treatment of CFI Equity Awards

Stock Options

Immediately prior to the effective time, each CFI stock option will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of (i) the number of CFI common stock subject to such option, multiplied by (ii) the excess, if any, of the Per Share Cash Equivalent Consideration (as defined below) over the per share exercise price of such stock option, net of any required withholding taxes. If the exercise price of an option exceeds the Per Share Cash Equivalent Consideration, then the option will be cancelled without any payment.

As used herein, “Per Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) exchange ratio multiplied by (ii) the average of the daily closing prices of FCF common stock on the NYSE for the five (5) trading days ending on the trading day prior to the completion of the merger.

Restricted Stock Awards

Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of CFI common stock subject to vesting, repurchase or other lapse restriction granted under a CFI stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CFI RSA”) will fully vest (with any performance-based vesting condition applicable to such CFI RSA deemed satisfied to the extent provided in the applicable award agreement) and will be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of CFI common stock under such CFI RSA, less applicable withholding taxes.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed to by the parties, the closing of the merger is expected to occur on the first business day of the month immediately following the month in which satisfaction or waiver of the latest of the closing conditions shall have occurred. The parties currently anticipate closing the merger in the second quarter of 2025.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than ten (10) business days thereafter, FCF will cause the exchange agent to mail to each holder of record of one (1) or more old certificates (which, for purposes of this proxy statement/prospectus, will be deemed to include certificates or book-entry account statements) representing shares of CFI common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this proxy statement/prospectus, will be deemed to include certificates or, at FCF’s option, evidence in book-entry form) representing the number of whole shares of FCF common stock and any cash in lieu of fractional shares, which shares of CFI common stock represented by such old certificate(s) will have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for CFI common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by FCF or the exchange agent, the posting of a bond in an amount as FCF or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of CFI of CFI common stock that were issued and outstanding immediately prior to the effective time.

Withholding

FCF will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other cash amounts payable under the merger agreement to any holder of CFI common stock or equity awards such amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to FCF common stock will be paid to the holder of any unsurrendered old certificate representing shares of CFI common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of FCF common stock which the shares of CFI common stock, represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by CFI to FCF and FCF to CFI relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee matters and employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	opinion from financial advisor;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters;

•	information security;

•	indebtedness; and

•	mortgage banking business.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by FCF and CFI, respectively, and (ii) qualified by the reports of FCF filed with the SEC during the period from January 1, 2022 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of FCF and CFI are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either FCF and CFI or FCF as the surviving entity in the merger, means any effect, change, event, or circumstance that either individually or in the aggregate, has had or would reasonably be expected to have material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event;

•

public disclosure of the consummation of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	the expenses incurred by FCF and CFI in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; or

•

changes proximately caused by the impact of the execution or announcement of the merger agreement and the consummation of the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of the Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by FCF (or, in the case of clause (b), below, CFI) (such consent not to be unreasonably withheld, conditioned or delayed), (a) CFI will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by the merger agreement, required by law or as consented to in writing by the other party, each of CFI and FCF will not, and will cause their respective subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, CFI will not take, and will not permit any of its subsidiaries to, without the prior written consent of FCF (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of CFI or any of its wholly owned subsidiaries to CFI or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other equity or voting securities (except (A) dividends paid by any of the subsidiaries of CFI to CFI or any of its wholly owned subsidiaries, or (B) the acceptance of shares of CFI common stock as payment for the exercise price of CFI stock options or for withholding taxes incurred in connection with the exercise of CFI stock options or the vesting or settlement of CFI equity awards, in each case in accordance with past practice and the terms of the applicable award agreements);

•

grant any CFI equity awards (or any similar award that would be a CFI equity award had it been issued under a CFI stock plan) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any additional shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except pursuant to the exercise of stock options or the vesting or settlement of equity awards, in each case outstanding on the date of the merger agreement and in accordance with past practice and the terms of the applicable award agreements;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock, securities or other interests, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of CFI;

•

terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any material contract (or any contract entered into after the date of the merger agreement that would be a material contract if it were in effect on the date hereof), or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than renewals of contracts or leases in the ordinary course of business consistent with past practice and without material adverse changes of terms with respect to CFI, or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement, except for transactions in the ordinary course of business consistent with past practice;

•

except as required under applicable law or the terms of any CFI benefit plan existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any CFI benefit plan, or any arrangement that would be a CFI benefit plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such CFI benefit plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) the payment of incentive compensation for completed performance periods in the ordinary course of business consistent with past practice based upon actual performance and (B) annual base salary or wage increases in the ordinary course of business, consistent with past practice and to a level consistent with similarly situated peer employees that do not exceed, in the aggregate, four percent (4%) of the aggregate base salaries and wage rates in effect as of the date of the merger agreement, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any CFI benefit plan, (vi) terminate the employment or services of any employee with an annual base salary of $50,000 or above, other than for cause, or (vii) hire or promote any employee with an annual base salary (excluding commission earnings) equal to or in excess of $50,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

•

settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by CFI or except in the ordinary course of business consistent with past practice, in an amount and for consideration (excluding any consideration covered by insurance) not in excess of $100,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any precedent that would be material to, or create a precedent that would be material to the business of it or its subsidiaries or FCF, as the surviving corporation;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code of 1986;

•	amend the CFI articles of incorporation, the CFI bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

other than in prior consultation with FCF, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•

take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;

•	enter into any new line of business;

•

except for any loans or extensions of credit approved prior to the date of the merger agreement, (i) make, acquire or issue any new commitments for any loan or extension of credit of $500,000 or greater or (ii) renegotiate, renew, increase or modify any existing loan or extension of $500,000 or greater; provided, however, that FCF will be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to FCF;

•

other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) lending (including any change in the maximum ratio or other similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), investment, underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service or loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or a regulatory agency;

•	make, or commit to make, any individual capital expenditures in excess of $100,000;

•

make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•

make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•

other than in consultation with FCF, undertake any response, action or other public communication with regard to (i) any event resulting in unauthorized access to or disruption or misuse of an information system or information stored on an information system, including but not limited to such information pertaining to CFI or its subsidiaries’ customers, or (ii) any ransomware event;

•

knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of FCF, CFI or their respective subsidiaries to obtain any necessary approvals of any governmental entity required for the merger (including the requisite regulatory approvals) or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of any of the foregoing.

Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, FCF will not take, and will not permit any of its subsidiaries to take, without the prior written consent of CFI (such consent not to be unreasonably withheld, conditioned or delayed), any of the following actions:

•

amend the FCF articles of incorporation, its regulations or comparable governing documents of its subsidiaries in a manner that would adversely affect the economic benefits of the merger to the holders of the CFI common stock;

•	adjust, split, combine or reclassify any capital stock;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of FCF;

•	make any written communications to the employees of CFI or any of its subsidiaries without prior consultation with CFI and consideration of any CFI comments in good faith;

•	take any action that is intended or expected to result in any of the conditions to the merger not being satisfied, except, in every case, as may be required by applicable law;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of any of the foregoing.

Regulatory Matters

FCF and CFI have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as practicable but in no event later than sixty (60) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.

Each of FCF and CFI has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement and the transactions contemplated thereby. Notwithstanding the foregoing, nothing in the merger agreement requires FCF or permits CFI to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a requisite regulatory approval, that would reasonably be expected to have a material adverse effect on FCF and its subsidiaries, taken as a whole, after giving effect to the merger.

FCF and CFI have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement.

Employee Matters

The merger agreement provides that, for a period of twelve (12) months after the effective time (or such shorter period if the employee is employed for less than twelve (12) months), FCF will provide each of the employees of CFI and its subsidiaries who continue to be employed by FCF and its subsidiaries immediately following the effective time (whom we refer to as “continuing employees”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the continuing employee prior to closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of FCF and its subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of FCF and its subsidiaries. Any employee of CFI and its subsidiaries who is terminated by CFI without cause at FCF’s request on the closing date or by FCF without cause within six (6) months following the closing date will be entitled to severance payments equal to two (2) weeks of base salary for each full year of service with CFI or its subsidiaries, with a minimum benefit of four (4) weeks of base salary and a maximum benefit of twenty-six (26) weeks of base salary, in all cases subject to FCF’s severance practices and such employee’s execution of a release of claims in a form reasonably acceptable to FCF and paid without duplication of any other severance or termination benefit for which such employee is eligible. Notwithstanding the foregoing, these requirements will not apply to any CFI employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides a change in control payment.

The merger agreement provides that, with respect to any employee benefit plans of FCF or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), FCF will use reasonable bests efforts to, (i) waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under an analogous CFI benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred prior to the effective time under a CFI benefit plan (to the same extent that such credit was given under the analogous CFI benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan and (iii) recognize all service of such employees with CFI and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous CFI benefit plan prior to the effective time. The merger agreement provides that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of any defined benefit pension or post-retirement welfare plan or (c) where such service is with respect to a newly established benefit plan of FCF for which similarly situated employees of FCF do not receive past service credit.

If requested by FCF in writing at least thirty (30) days prior to the effective time, CFI will take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its board of directors) to amend, freeze and/or terminate any or all CFI benefit plans immediately prior to the effective time (as permitted by the terms of the applicable CFI benefit plan), and, if requested by FCF, to implement any such actions. Without limiting the generality of the foregoing, prior to the effective time, CFI will take any and all actions and adopt such necessary resolutions to terminate the CFI 401(k) Plan effective as of the date immediately preceding the closing date and adopt such amendments to the CFI 401(k) Plan to terminate the CFI 401(k) Plan. The form and substance of all such resolutions and amendments will be subject to the review and approval of FCF, which will not be unreasonably withheld, and CFI will deliver to FCF an executed copy of the resolutions and amendment as soon as practicable following their adoption by the CFI board of directors and will fully comply with such resolutions and amendments. In connection with the termination of the CFI 401(k) Plan and the merger, CFI will, or will cause its applicable affiliate to, provide that (i) all CFI 401(k) Plan participant accounts will be fully vested, (ii) all benefit accruals under the CFI 401(k) Plan will be frozen and no new participants will be admitted to the CFI 401(k) Plan on or after the CFI 401(k) Plan termination date, and (iii) any contributions due to the CFI 401(k) Plan for the period before the CFI 401(k) Plan termination date and not yet paid on the CFI 401(k) Plan termination date will be contributed by CFI as soon as administratively feasible after the CFI 401(k) Plan termination date. Prior to the distribution of account balances in the CFI 401(k) Plan, FCF will take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by FCF (the “FCF 401(k) Plan”) to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding participant loans) at the time of such distribution from the CFI 401(k) Plan in the form of cash in an amount equal to the full account balance distributed to such continuing employee (excluding all participant loans) from the CFI 401(k) Plan to the FCF 401(k) Plan.

Nothing in the merger agreement will confer upon any employee, officer, director or consultant of CFI or any of its subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, CFI, FCF or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, CFI, FCF or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of CFI or any of its subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any CFI benefit plan, FCF benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement, or

(ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular CFI benefit plan, FCF benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of CFI or any of its subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

Any CFI employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the merger or the bank merger (each, a “CIC Payment”) will not receive any severance benefits that would otherwise be provided by FCF to continuing employees but instead will receive a CIC Payment to the extent it is required to be paid under such agreement. Any employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided by FCF to continuing employees, unless such CFI employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the surviving corporation or a subsidiary of the surviving corporation.

FCF has agreed to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the closing date under the CFI benefit plans; provided, that FCF may replace such CFI benefit plans with a similar benefit plan of FCF.

The merger agreement provides that CFI and FCF will cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of CFI or FCF who will be offered a retention bonus prior to the effective time upon such terms and conditions as the chief executive officers of CFI and FCF will mutually agree.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, FCF, as the surviving entity in the merger, will indemnify and hold harmless all present and former directors, officers and employees of CFI and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of CFI or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement to the same extent as such persons are indemnified as of the date of the merger agreement by CFI pursuant to the CFI articles of incorporation, the CFI bylaws, the governing or organizational documents of any subsidiary of CFI and any indemnification agreements in existence as of the date of the merger agreement, and FCF as the surviving entity in the merger will also advance expenses as incurred by such indemnified party to the same extent as such persons were entitled to advancement of expenses as of the date of the merger agreement by CFI.

The merger agreement requires FCF, as the surviving entity in the merger, to maintain for a period of six (6) years after consummation of the merger CFI’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, FCF is not required to spend annually more than one hundred fifty percent (150%) of the current annual premium paid as of the date of the merger agreement by CFI for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then FCF will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, CFI, in consultation with, but only upon the consent of FCF, may (and at the request of FCF, CFI will use its reasonable best efforts to), obtain at or prior to the effective time a six-year “tail” policy under CFI’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation and surviving bank will be First Commonwealth Financial Corporation and First Commonwealth Bank, respectively and that the headquarters of FCF and FCF Bank will be located in Indiana, Pennsylvania.

Restructuring Efforts

The merger agreement provides that if CFI fails to obtain the required vote of CFI shareholders to approve the CFI merger proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of CFI as provided for in the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to CFI’s shareholders for adoption or approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of FCF common stock to be issued in the merger, access to information of the other company, additional agreements, advice of changes, exemption from takeover restrictions, the coordination of dividend declarations, the assumption by FCF of CFI’s indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.

Governance of FCF after the Merger

The FCF board of directors, and the committees thereof, will remain unchanged and will consist of the directors of FCF immediately prior to the effective time, each of whom will serve as the directors of FCF until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of FCF will continue as executive officers of FCF immediately after the effective time, each of whom will serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Meeting; Recommendation of CFI’s Board of Directors

CFI has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement (the “requisite CFI vote”), and to use its reasonable best efforts to cause the meeting to occur as soon as reasonably practicable.

CFI and its board of directors has agreed to use its reasonable best efforts to obtain from CFI shareholders the requisite CFI vote, including by communicating to CFI shareholders its recommendation that CFI shareholders adopt and approve the merger agreement and the transactions contemplated thereby (the “CFI board recommendation”). However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the CFI board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to make the CFI board recommendation, then, prior to the receipt of the requisite CFI vote, the CFI board of directors may submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives FCF at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to make the CFI board recommendation. Any material amendment to any acquisition proposal will require a new notice period.

CFI must adjourn or postpone the CFI shareholders meeting if there are insufficient shares of CFI common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CFI has not received proxies representing a sufficient number of shares necessary to obtain the requisite CFI vote, and subject to the terms and conditions of the merger agreement, CFI will continue to use reasonable best efforts to solicit proxies from its shareholders. Notwithstanding any recommendation change by the CFI board of directors, but subject to the obligation to adjourn or postpone such meeting as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, CFI is required to convene a meeting of its shareholders and to submit the merger proposal to a vote of such shareholders.

Agreement Not to Solicit Other Offers

CFI has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than FCF with respect to any acquisition proposal.

CFI has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to CFI, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of CFI and its subsidiaries or twenty percent (20%) or more of any class of equity or voting or non-voting securities of CFI or its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of CFI, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting or non-voting securities of CFI or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CFI, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CFI or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CFI.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite CFI vote, CFI receives an unsolicited bona fide written acquisition proposal that did not result in a breach of its non-solicit covenants, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the CFI board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, CFI enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between FCF and CFI, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

CFI has also agreed to (i) promptly (and, in any event, within twenty-four (24) hours) advise FCF following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep FCF apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

FCF’s and CFI’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite CFI vote having been obtained;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the FCF common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

in the case of FCF’s obligations to complete the merger, immediately prior to the closing, not more than five percent (5%) of CFI common stock will be held by persons who either have exercised, or are then entitled to exercise, appraisal rights under the OGCL;

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in the case of FCF’s obligations to complete the merger, CFI shall have delivered to FCF an affidavit stating that CFI is not and has not during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

•	in the case of FCF’s obligations to complete the merger, CFI shall have obtained certain approvals, consents and waivers listed in the confidential disclosure schedules delivered by CFI to FCF; and

•	in the case of FCF’s obligations to complete the merger, FCF shall have received executed option termination agreements from each holder of CFI stock options.

Neither CFI nor FCF can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite CFI vote, in the following circumstances:

•	by mutual written consent of FCF and CFI;

•

by either FCF or CFI if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable law, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either FCF or CFI if the merger has not been completed on or before December 18, 2025 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement; provided that, if on such date, certain requisite regulatory approval conditions as set forth in the merger agreement shall not have been satisfied or waived, but all other conditions to closing have been satisfied or waived, then the termination date shall be automatically extended to March 16, 2026; provided further, that if all closing conditions in the merger agreement are satisfied on a date that occurs on or prior to the termination date but the closing would occur after the termination date (the “specified date”), then the termination date shall be extended to the specified date;

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by either FCF or CFI (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or other provisions or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of CFI, in the case of a termination by FCF, or on the part of FCF, in the case of a termination by CFI, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•

by FCF, if, prior to the time the requisite CFI vote is obtained, (i) CFI or the CFI board of directors shall have (A) failed to recommend in this proxy statement/prospectus that the shareholders of CFI approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to FCF, (B) adopted, approved, recommended or endorsed a third party’s alternative acquisition proposal, (C) failed to publicly and without qualification recommend against any such alternative acquisition proposal or reaffirm the recommendation to approve the merger agreement within ten (10) business days after an alternative acquisition proposal is made public, or (D) publicly proposed to do any of the foregoing; or (ii) CFI or the CFI board of directors has breached its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.

CFI also may terminate the merger agreement at any time during the five (5) day period commencing on the later of (i) the date on which the last regulatory approval required to permit the consummation of the transactions contemplated by the merger agreement is received or (ii) the date on which CFI shareholder approval is obtained (the “determination date”), if both following conditions are met:

•

the average of the volume weighted average closing price (“VWAP”) of a share of FCF common stock during the twenty (20) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “average closing price”) is less than $14.98; and

•

the number obtained by dividing the average closing price by $18.72 is less than the Index Ratio minus 0.20. “Index Ratio” means the number obtained by dividing the VWAP of the Nasdaq Bank Index (the “Nasdaq Index Price”), or if the Nasdaq Bank Index is not available, the KBW National Bank Index (the “KBW Index Price” and, together with the Nasdaq Index Price, the “Index Group Price”) for the twenty (20) consecutive full trading days ending on the last trading day immediately preceding the determination date by Index Group Price for the twenty (20) consecutive full trading days ending on the date of the first public announcement of the entry into the merger agreement.

If CFI elects to exercise this termination right, prompt written notice must be provided to FCF. FCF then has the option, within five (5) business days following its receipt of such written notice, to increase the merger consideration to be received by holders of CFI common stock by, at FCF’s option, increasing the exchange ratio (which we refer to as the “adjusted exchange ratio”) (calculated to the nearest one ten-thousandth) to equal the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (1) the product of $18.72 multiplied by 0.8 by (2) the average closing price; and (y) a number (rounded to the nearest one ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the exchange ratio (as then in effect) by (2) the average closing price divided by $18.72.

If FCF elects to make this adjustment, FCF must provide prompt written notice to CFI, which must contain the revised exchange ratio. Once this notice is received by CFI, the merger agreement will continue in full force and effect.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of CFI or FCF will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below.

Termination Fee

CFI will pay FCF a termination fee equal to $2.3 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•	in the event that the merger agreement is terminated by FCF pursuant to the fifth bullet set forth under “—Termination of the Merger Agreement” above.

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in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the CFI board of directors or CFI’s senior management or has been made directly to the CFI shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the CFI special meeting) an acquisition proposal with respect to CFI, and (i) (a) thereafter the merger agreement is terminated by either FCF or CFI because the merger has not been completed prior to the termination date, and CFI has not obtained the requisite CFI vote or (b) thereafter the merger agreement is terminated by FCF based on a breach of the merger agreement by CFI that would constitute the failure of an applicable closing condition or because of a failure to obtain the requisite CFI vote at the CFI special meeting or any adjournment or postponement thereof, and (ii) prior to the date that is twelve (12) months after the date of such termination, CFI enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above). In such case, the termination fee must be paid to FCF on the earlier of the date CFI enters into such definitive agreement and the date of consummation of such transaction.

The termination fee and any amounts payable by CFI in connection therewith constitute liquidated damages and not a penalty and, except in the case of willful and material breach, will be the sole monetary remedy of FCF in the event of a termination of the merger agreement under specified circumstances.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this proxy statement/prospectus will be borne by FCF.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite CFI vote, except that after the receipt of the requisite CFI vote, there may not be, without further approval of CFI shareholders, any amendment to the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite CFI vote, there may not be, without further approval of FCF shareholders or CFI shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

Specific Performance

FCF and CFI will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENT

In connection with, and as a condition to, FCF entering into the merger agreement, each director and certain executive officers of CFI entered into a voting agreement with FCF (which we refer to as the “voting agreement”). The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Under the voting agreement, each such director and executive officer has agreed to appear at the CFI special meeting (in person or by proxy) and to vote his or her shares of CFI common stock:

•	in favor of the adoption of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement;

•	against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement; and

•

against any of the following actions (other than those actions that relate to the merger and any other transactions between the FCF and CFI as contemplated by the merger agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of CFI or any subsidiary of CFI, (ii) any sale, lease or transfer of any significant part of the assets of CFI or any subsidiary of CFI, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of CFI or any subsidiary of CFI, (iv) any material change in the capitalization of CFI or any subsidiary of CFI, or the corporate structure of CFI or any subsidiary of CFI, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between FCF and CFI as contemplated by the merger agreement.

In addition, the voting agreement provides that each such shareholder party will not directly or indirectly, sell, pledge, encumber, assign, transfer or otherwise dispose of or encumber prior to the expiration date of the voting agreement, any or all of his or her shares of CFI common stock, subject to limited exceptions. The voting agreement further provides that each such shareholder party will not exercise or assert any appraisal rights to demand payment for any shares of CFI common stock that may arise with respect to the merger.

The voting agreement will terminate upon the earlier of (i) the termination of the merger agreement, (ii) the effective time of the merger, (iii) any material modification, waiver or amendment of the merger agreement that affects adversely the consideration payable to the holders of CFI common stock as compared to that payable under the merger agreement as originally in effect or (iv) eighteen (18) months following the execution of the merger agreement.

As of the CFI record date, CFI shareholders who are party to the voting agreement beneficially owned and were entitled to vote an aggregate of approximately 284,782 shares of CFI common stock, which represented approximately 58.06% of the shares of CFI stock outstanding on that date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of CFI common stock that exchange their shares of CFI common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax (such as estate, gift, or other non-income tax consequences). This discussion is based upon the Code, existing and proposed U.S. Treasury Regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section sets forth material U.S. federal income tax consequences of the merger, this section constitutes the opinions of Squire Patton Boggs (US) LLP and Dinsmore & Shohl LLP.

This discussion addresses only those holders of CFI common stock that hold their shares of CFI common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also assumes the merger will be consummated in accordance with the merger agreement as described in this proxy statement/prospectus. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization or governmental organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of CFI common stock that received CFI common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a holder of CFI common stock that holds CFI common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

•	a holder that immediately before the merger directly, indirectly, or constructively owned at least 5% of all CFI common stock (by vote or value);

•	a holder who exercises dissenters’ rights; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of CFI or FCF. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CFI common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds CFI common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding CFI common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to FCF’s obligation to complete the merger that FCF receive an opinion from Squire Patton Boggs (US) LLP, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to CFI’s obligation to complete the merger that CFI receive an opinion from Dinsmore & Shohl LLP, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither of the opinions described above will be binding on the IRS. FCF and CFI have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. One critical factual assumption is that at least 40 percent of the value of the merger consideration received in exchange for CFI’s common stock will consist of FCF common stock, taking into account any cash consideration received in lieu of fractional shares of FCF common stock and cash payable to holders of dissenting shares. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the United States federal income tax consequences of the merger could be adversely affected.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of CFI common stock are set forth in the remainder of this discussion:

•	No gain or loss will be recognized by FCF or CFI as a result of the merger;

•

a holder who receives solely shares of FCF common stock (or receives FCF common stock and cash solely in lieu of a fractional share) in exchange for shares of CFI common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of FCF common stock;

•

the aggregate tax basis of the FCF common stock received in the merger (including fractional share interests in FCF common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the CFI common stock for which it is exchanged; and

•

the holding period of FCF common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the CFI common stock for which it is exchanged.

If holders acquired different blocks of CFI common stock at different times and at different prices, a holder’s tax basis and holding period in FCF common stock may be determined with reference to each block of CFI common stock. You should consult your own tax advisor regarding the manner in which the consideration should be allocated among different blocks of shares of CFI common stock surrendered and the determination of the tax bases and holding periods of the FCF common stock received.

Cash In Lieu of a Fractional Share

A U.S. holder of CFI common stock who receives cash in lieu of a fractional share of FCF common stock will be treated as having received the fractional share of FCF common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of FCF common stock. This gain or loss generally will be capital gain or loss, provided that such shares were held as capital assets to the holder, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of CFI common stock surrendered therefor) is greater than one (1) year. The deductibility of capital losses is subject to limitations.

In certain circumstances, if a U.S. holder actually or constructively owns FCF common stock other than FCF stock received pursuant to the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of CFI’s undistributed earnings and profits. To the extent, if any, that the recognized gain is treated as dividend income, noncorporate U.S. holders generally would be taxed on such amounts at the preferential rates applicable to long-term capital gain. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, you should consult your tax advisors regarding the potential application of the foregoing rules to your particular circumstances.

Exercising Dissenters’ Rights

A U.S. holder of CFI common stock who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its CFI common stock (and is not treated as constructively owning FCF common stock after the merger under the circumstances referred to in the discussion above) will recognize a gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the basis allocable to such holder’s CFI common stock. Subject to possible dividend treatment (as discussed in more detail above), this gain or loss generally will be capital gain or loss, provided that such shares were held as capital assets to the holder, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period of CFI common stock surrendered therefor is greater than one (1) year. The deductibility of capital losses is subject limitations.

Backup Withholding

Payments of cash to a non-corporate holder of CFI common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). Such holders of CFI common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

COMPARISON OF THE RIGHTS OF HOLDERS OF FCF COMMON STOCK

AND HOLDERS OF CFI COMMON STOCK

CFI is incorporated under the laws of the State of Ohio, and the rights of CFI shareholders are governed by the laws of the State of Ohio, the CFI articles of incorporation and the CFI bylaws. As a result of the merger, CFI shareholders will receive shares of FCF common stock and will become FCF shareholders. FCF is incorporated under the laws of the Commonwealth of Pennsylvania, and the rights of FCF shareholders are governed by the laws of the Commonwealth of Pennsylvania, the FCF articles of incorporation and the FCF by-laws. Thus, following the merger, the rights of CFI shareholders who become FCF shareholders in the merger will no longer be governed by the CFI articles of incorporation and the CFI bylaws and instead will be governed by the FCF articles of incorporation and the FCF by-laws.

The following summary is not a complete statement of the rights of shareholders of the two (2) companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to CFI’s and FCF’s governing documents, which we urge you to read carefully and in their entirety. Copies of FCF’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 88.

	CFI	FCF
Capital Stock

The CFI articles of incorporation authorize 4,000,000 shares of common stock, including 3,997,637 shares of CFI common stock without par value, 2,250 shares classified and designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A with $0.01 par value per share, and 113 shares classified and designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B with $0.01 par value per share.

As of February 28, 2025, there were (i) 490,511 shares of CFI common stock issued and outstanding, (ii) 11,450 of CFI common stock held, directly or indirectly, by CFI as treasury stock, (iii) 15,071 shares reserved for issuance upon exercise of outstanding CFI Stock Options, and (iv) no shares of CFI preferred stock issued or outstanding.

The FCF articles of incorporation authorize 200,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share.

As of February 28, 2025, there were (i) 101,831,663 shares of FCF common stock issued and outstanding, (ii) 21,771,717 of FCF common stock held, directly or indirectly, by FCF as treasury stock, (iii) 690,450 shares reserved for issuance upon exercise of outstanding stock options, warrants or otherwise, and (iv) no shares of FCF preferred stock issued or outstanding.

Board of Directors; Classification	The CFI by-laws provide that the number of directors shall not be less than five (5) nor more than twenty-five (25), as may be determined from time to time upon a majority vote of the shareholders of record entitled to vote at any shareholders’ meeting called for such purpose. The board of directors, however, can increase the number of directors by up to three (3) directors between shareholder meetings. The number of CFI directors is currently set at ten (10).

The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors. The articles or by-laws of a corporation may fix the number of directors.

The FCF by-laws provide that the number of directors shall not be less than three (3) nor more than twenty-five (25), as may be determined from time to time by a majority of the board of directors. The number of FCF directors is currently fixed at fifteen (15).

	CFI	FCF
	All of CFI’s directors are elected annually to a one (1) year term.	All of FCF’s directors are elected annually to a one (1) year term.

Removal of Directors	Under the CFI by-laws, the shareholders may remove any director, with or without cause, upon a majority vote of the shareholders of record entitled to vote at any shareholders’ meeting called for such purpose.

The PBCL provides that the entire board of directors or any individual director may be removed from office by vote of the shareholders entitled to elect the directors.

Under the FCF by-laws, the board of directors may remove and declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of a felony or for other proper cause.

Vacancies on the Board of Directors and Additional Directors	Both CFI and FCF may fill vacancies by a majority vote of the remaining members of the board. CFI shareholders may also vote to elect directors to fill any vacancy, whether or not the vacancy has been filled by the remaining directors, at any shareholders’ meeting called for such purpose.

Cumulative Voting for Election of Directors	Neither CFI nor FCF permits cumulative voting for the election of directors.

Ability to Call a Special Meeting of Shareholders	Both CFI and FCF shareholders may call a special meeting of shareholders, subject to certain minimum vote requirements.

Notice of Shareholder Meetings	The governing documents of CFI and FCF contain similar notice requirements for meetings of shareholders. FCF’s by-laws provide for electronic transmission of notice.

Shareholder Nominations and Proposals	CFI and FCF shareholders have the ability to nominate directors and bring proposals before a meeting of shareholders, subject to certain procedural requirements.

Shareholder Quorum	For both CFI and FCF a majority of the votes entitled to be cast on a particular matter constitutes a quorum.

Amendment of Articles of Incorporation	The articles of incorporation of both CFI and FCF may be amended only by vote of their shareholders, subject to certain minimum vote requirements and, except in certain circumstances, any amendment to FCF’s articles of incorporation must also be approved by the board of directors

Amendment of By-Laws	The procedures to amend CFI’s by-laws and FCF’s by-laws are similar, but the minimum shareholder vote required for such an amendment is 80% for FCF compared with a majority vote of all outstanding shares of CFI common stock for CFI for most provisions.

Action without a Meeting	CFI and FCF have similar requirements for shareholders to act by written consent without a meeting.

Rights of Dissenting Shareholders	CFI shareholders have appraisal rights in connection with the merger, subject to certain exceptions and limitations. FCF shareholders do not have appraisal rights in connection with the merger.

	CFI	FCF

Preemptive Rights

Preemptive rights generally allow shareholders to maintain their proportionate share of ownership of a corporation by permitting the shareholders to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

Neither CFI shareholders nor FCF shareholders have preemptive rights.

Dividends	CFI and FCF may each declare and pay dividends within the restrictions provided by Ohio and Pennsylvania law, respectively.

Business Combinations

In most instances, matters submitted to the CFI shareholders are decided by holders of a majority of the total number of shares outstanding and entitled to vote. Pursuant to the default provisions of Section 1701.78 of the OGCL and under certain circumstances, the affirmative vote of the shareholders of not less than two-thirds of the outstanding shares of common stock is required to adopt a merger or consolidation of CFI with another corporation.

However, CFI’s articles of incorporation provide that the affirmative vote of 80% of the outstanding shares entitled to vote is required for CFI to consolidate or merge into another corporation, unless two-thirds of the board of directors has approved the transaction.

Subject to certain exceptions, the PBCL provides that the affirmative vote of a majority of the outstanding shares entitled to vote shall be required in order to effect the merger or consolidation of a corporation. However, shareholder approval is not required to adopt a plan of merger if (i) the articles of incorporation of the surviving corporation are unchanged as a result of the merger, (ii) each share of the corporation outstanding immediately prior to the effectiveness of the merger is to continue as or be converted into an identical share of the surviving corporation, and (iii) shareholders of the corporation will continue to hold in the aggregate shares of the surviving corporation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

The FCF articles of incorporation provide that in order to effect the merger or consolidation of FCF into another corporation (other than a merger in which shareholder approval is not required as described above), the affirmative vote of 75% of the outstanding shares entitled to vote is required.

Ohio Anti-Takeover Provisions

Certain provisions of the OGCL make a change in control of an Ohio corporation more difficult, even if desired by holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statues.

Ohio Control Share Acquisition Statute. Section 1701.831 of the OGCL, known as the “Ohio Control Share Acquisition Statute,” generally prohibits a “control share acquisition” unless the shareholders approve the transaction at a special meeting, at which a quorum is present, by both the affirmative vote of a majority of the voting power of the corporation and by the affirmative vote of a majority of the voting power of the corporation excluding the voting power of interested shareholders. “Control share acquisition” means any acquisition of an issuer’s shares which would entitle the acquirer, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (1) one-fifth or more but less than one-third of such voting power; (2) one-third or more but less than a majority of such voting power; or (3) a majority or more of such voting power.

An Ohio corporation may opt out of the provisions of the Ohio Control Share Acquisition Statute by adopting an appropriate amendment to its articles of incorporation or regulations. CFI has not amended its articles of incorporation to opt out of the provisions of the Ohio Control Share Acquisition Statute.

Ohio Merger Moratorium Statute. Chapter 1704 of the OGCL, known as the “Ohio Merger Moratorium Statute,” prohibits certain transactions (including disposition of assets, mergers and consolidations, voluntary dissolutions and transfer of shares) between an Ohio corporation with fifty (50) or more shareholders and a beneficial owner of ten percent (10%) or more of the outstanding voting stock of the corporation (“interested shareholder”) for at least three years after such interested shareholder attains ten percent (10%) ownership, unless the board of directors of the corporation approves the transaction before such shareholder attains ten percent (10%) ownership. Subsequent to the three-year period, a business combination may take place provided that certain conditions are satisfied, including: (1) the board of directors approves the transaction; (2) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the disinterested shareholders; or (3) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

An Ohio corporation may opt out of the provisions of the Ohio Merger Moratorium Statute by adopting an appropriate amendment to its articles of incorporation. CFI has not amended its articles of incorporation to opt out of the provisions of the Ohio Merger Moratorium Statute. However, the provisions of the Ohio Merger Moratorium Statute are not applicable to the proposed merger of CFI with and into FCF because neither CFI nor FCF is an interested shareholder of the other as defined in the Ohio Merger Moratorium Statute.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania publicly traded companies including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. FCF has not opted out of the anti-takeover provisions listed above. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. The PBCL limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the number required to meet the applicable threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two (2) separate votes of the shareholders, as described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. The restoration of voting rights may only be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote in two (2) separate votes of all of (i) the disinterested shareholders and (ii) the voting shares of the corporation.

For a period of twenty-four (24) months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Under the PBCL, controlling persons (as defined herein) may be required to disgorge profits in the event that (i) any person or group publicly discloses that such person or group may acquire control of the corporation, in any manner, or (ii) a person or group acquires (or publicly discloses an intent to acquire) twenty percent (20%) or more of the voting power of the corporation (each, a “controlling person”) and, in either case, the controlling person sells shares within eighteen (18) months of becoming a controlling person. Any profits from sales of equity securities of the corporation received by the controlling person during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within the 24-month period prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. The PBCL prohibits certain business combinations with “interested shareholders,” defined as persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least twenty percent (20%) of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five (5) years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least eighty (80%) of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. The PBCL provides, generally, that following a control transaction, any holder of voting shares may, prior to or within a reasonable time following the giving of notice by the controlling person, demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

LEGAL MATTERS

The validity of FCF common stock to be issued in connection with the merger will be passed upon for FCF by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

Squire Patton Boggs (US) LLP, Cincinnati, Ohio, counsel for FCF, and Dinsmore & Shohl LLP, Cincinnati, Ohio, counsel for CFI, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for FCF and CFI, respectively.

EXPERTS

The consolidated financial statements of First Commonwealth Financial Corporation appearing in First Commonwealth Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of First Commonwealth Financial Corporation’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER OR STOCKHOLDER PROPOSALS

FCF

FCF held its 2024 annual meeting of shareholders on April 23, 2024. FCF will hold its 2025 annual meeting of shareholders (the “FCF 2025 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at FCF’s next annual meeting must be submitted to FCF as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the FCF 2025 annual meeting to be eligible for inclusion in FCF’s proxy statement pursuant to SEC Rule 14a-8, FCF must have received the proposal and supporting statements at its principal executive offices no later than November 15, 2024. Any such proposals should be sent to the attention of the Corporate Secretary of FCF at 601 Philadelphia Street, Indiana, Pennsylvania 15701.

Advance Notice Procedures

With respect to shareholder proposals not wishing to be included in FCF’s proxy statement, but rather to be brought as business at FCF’s annual meeting, the FCF by-laws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. The FCF by-laws state that, to be timely, notice and certain related information must be received at FCF’s principal executive offices not earlier than the close of business on the 180th day and not later than close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. For the 2025 Annual Meeting of Shareholders, this would mean that timely notice would be delivered between October 25, 2024 and November 25, 2024. If the date of next year’s annual meeting is more than 30 days before, or 60 days after, April 23, 2025, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2025 Annual Meeting of Shareholders and not later than (2) the close of business on the later of the 90th day prior to the date of the 2025 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2025 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date.

WHERE YOU CAN FIND MORE INFORMATION

FCF files annual, quarterly and current reports, proxy statements and other information with the SEC. FCF’s SEC filings, including this registration statement and the exhibits and schedules thereto, are available over the Internet at the SEC’s website at http://www.sec.gov and on FCF’s website at www.fcbanking.com. Except as specifically incorporated by reference in this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows FCF to “incorporate by reference” the information in the documents FCF files with the SEC. This means FCF can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and information that FCF files later with the SEC will automatically update and supersede this information.

FCF incorporates by reference the documents listed below and any documents subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules) after the date of this proxy statement/prospectus and before termination of the offering of securities under this proxy statement/prospectus:

•	FCF’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025; and

•

The description of FCF’s common stock contained in FCF’s registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in FCF’s and CFI’s affairs since the date of this proxy statement/prospectus. FCF provided the information contained in this proxy statement/prospectus with respect to FCF and CFI provided the information contained in this proxy statement/prospectus with respect to CFI.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

First Commonwealth Financial Corporation

and

CenterGroup Financial, Inc.

Dated as of December 18, 2024

A-i

A-ii

A-iii

INDEX

Page
$76
Acquisition Proposal	63
affiliate	75
Agreement	1
Bank Merger	6
Bank Merger Agreement	6
Bank Merger Certificates	7
Bank Regulatory Applications	52
BHC Act	10
business day	75
Certificate	3
certificates	7
Certificates of Merger	2
Chosen Courts	76
CIC Payment	59
Closing	2
Closing Conditions Satisfaction Date	2
Closing Date	2
Code	1
Company	1
Company 401(k) Plan	21
Company Articles	12
Company Bank	6
Company Benefit Plans	20
Company Board Recommendation	55
Company Bylaws	12
Company Common Stock	2
Company Contract	28
Company Disclosure Schedule	10
Company Equity Awards	6
Company ERISA Affiliate	20
Company Indemnified Parties	60
Company Leased Properties	30
Company Meeting	55
Company Owned Properties	30
Company Preferred Stock	12
Company Qualified Plans	21
Company Real Property	30
Company Reports	16
Company Restricted Stock Award	5
Company Stock Option	4
Company Stock Plans	6
Company Subsidiary	12
Confidentiality Agreement	55
Continuing Employee	57
Determination Date	71
Dissenting Shareholder	3
Dissenting Shares	4
dollars	76

Page
Enforceability Exceptions	14
Environmental Laws	29
ERISA	20
Exchange Act	31
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	2
FDIC	12
Federal Reserve Board	15
Final Index Price	71
GAAP	11
Governmental Entity	15
Index	71
Index Ratio	71
Initial Index Price	71
Insurer	35
Intellectual Property	31
IRS	19
Janney	18
knowledge	75
Liens	14
Loan Investor	35
Loans	32
made available	76
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	53
Merger	1
Merger Consideration	2
Multiemployer Plan	22
Multiple Employer Plan	22
New Plans	57
NYSE	9
ODFI	15
OGCL	1
Other Company Equity Award	6
PBCL	1
PBGC	23
PDBS	15
Per Share Stock Consideration	6
Permitted Encumbrances	30
person	75
Personal Data	25
PPACA	21
Premium Cap	61
Proxy Statement	15
Purchaser	1
Purchaser 401(k) Plan	59
Purchaser Articles	6

A-iv

Purchaser Bank	6
Purchaser Bylaws	6
Purchaser Common Stock	3
Purchaser Contract	44
Purchaser Disclosure Schedule	36
Purchaser Market Price	71
Purchaser Market Value	71
Purchaser Reports	44
Purchaser Share Closing Price	9
Purchaser Stock Plans	37
Purchaser Subsidiary	36
Recommendation Change	55
Regulatory Agencies	16
Representatives	62
Requisite Company Vote	14
Requisite Regulatory Approvals	54
S-4	15
SEC	15
Securities Act	44

Security Breach	26
Series A Preferred Stock	12
Series B Preferred Stock	12
Specified Date	69
SRO	15
Subsidiary	11
Surviving Corporation	1
Takeover Statutes	32
Tax	20
Tax Return	20
Taxes	20
Termination Date	69
Termination Fee	72
Total Payments	59
transactions contemplated by this Agreement	76
transactions contemplated hereby	76
Voting Agreements	1

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2024 (this “Agreement”), by and between CenterGroup Financial, Inc., an Ohio corporation (“Company”), and First Commonwealth Financial Corporation, a Pennsylvania corporation (“Purchaser”).

RECITALS

WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement for Purchaser to enter into this Agreement, the directors and certain executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the form attached hereto as Exhibit A; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

1.2 Closing; Effective Time.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs (the date the last of the conditions set forth in Article VII hereof have been so satisfied or waived, the “Closing Conditions Satisfaction Date”), or such other date or time mutually agreed in writing by the parties. Notwithstanding the foregoing, in the event the Closing Conditions Satisfaction Date is less than five (5) business days prior to the first business day of the month immediately following the month in which the Closing Conditions Satisfaction Date occurs, then Closing shall take place on the first business day of the month that is the second month following the month in which the Closing Conditions Satisfaction Date occurs, unless otherwise agreed in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b) Effective Time. On the Closing Date, Purchaser and Company shall (i) execute and file with the Department of State of the Commonwealth of Pennsylvania a statement of merger in a form reasonably satisfactory to Purchaser and Company, in accordance with the PBCL, and (ii) execute and file with the Secretary of State of the State of Ohio a certificate of merger in a form reasonably satisfactory to Purchaser and Company, in accordance with the OGCL (collectively, the “Certificates of Merger”). The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the PBCL and the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Conversion of Company Common Stock.

(a) Subject to Section 2.2(e), each share of the common stock, without par value, of Company issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), except for Dissenting Shares and shares of Company Common Stock owned by Company as treasury stock or owned by Company or Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 6.1 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common shares, $1.00 par value per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common shares of the Surviving Corporation.

(b) All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.

1.5 Reserved.

1.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the rights of holders of shares of Company Common Stock to require payment of fair cash value of such Company Common Stock (the “Dissenting Shares”), in accordance with Section 1701.84 and 1701.85 of the OGCL, shall not be converted into the right to receive the Merger Consideration as described in Section 1.4, but will be entitled in lieu thereof, to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a Dissenting Shareholder, in any case under the OGCL, each of such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration, without any interest thereon. Company shall notify Purchaser of each shareholder who asserts rights as a Dissenting Shareholder promptly following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment, or settle or commit to settle or offer to settle any rights or demands of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL or otherwise.

1.7 Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.

1.8 Treatment of Company Equity Awards.

(a) At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall without any further action on the part of any holder thereof, be cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the Per Share Stock Consideration over the per share exercise price of such Company Stock Option, net of any required withholding Taxes. As of the Effective Time, all Company Stock Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Section 1.8(a); provided that, if the exercise price of any such Company Stock Option is equal or greater than the Per Share Stock Consideration, such Company Stock Option shall be cancelled without any payment being made in respect thereof. Within fifteen (15) days after the Effective Time, any amounts due to the former holders of Company Stock Options pursuant to this Section 1.8(a) shall be paid through the payroll system of the Surviving Corporation or one of its affiliates.

(b) Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award, net of any required withholding Taxes.

(c) At the Effective Time, each Other Company Equity Award, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Other Company Equity Award multiplied by (ii) the Exchange Ratio, with cash payable in lieu of fractional shares. The Surviving Corporation shall issue the consideration described in this Section 1.8(c), net of any required withholding Taxes, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable Tax withholding obligation, within five (5) business days following the Closing Date.

(d) Purchaser shall take all corporate action necessary to authorize and issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards (other than Company Stock Options converted to a right to cash payment pursuant to Section 1.8(a)) contemplated by this Section 1.8. Any resolutions adopted or notices or other documents issued to award holders in connection with Company’s implementation of this Section 1.8 shall be subject to Purchaser’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(e) At or prior to the Effective Time, Company, the Board of Directors of Company and its Compensation Committee, as applicable, and Purchaser, the Board of Directors of Purchaser, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.8, and to ensure that following the Effective Time, there are no obligations with respect to Company Equity Awards other than as set forth in this Section 1.8.

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Stock Plans” means Company’s 2022 Stock Incentive Plan and all other employee and director equity incentive plans or agreements of Company as of the date of this Agreement.

(ii) “Other Company Equity Award” means each other equity-based award granted by Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time and that is not a Company Stock Option or a Company Restricted Stock Award (and together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”).

(iii) “Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Purchaser Share Closing Price.

1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Purchaser (the “Purchaser Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated By-Laws of Purchaser (the “Purchaser Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Immediately following the Effective Time or at such later time as Purchaser may determine in its sole discretion, CenterBank (“Company Bank”), an Ohio state chartered bank and a wholly-owned Subsidiary of Company, will merge with and into First Commonwealth Bank (“Purchaser Bank”), a Pennsylvania state chartered bank and a wholly-owned Subsidiary of Purchaser (the “Bank Merger”). Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by Purchaser. The Bank Merger shall be implemented pursuant to an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger

Agreement”). Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.12.

1.13 Principal Executive Offices of Surviving Corporation. The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.

1.14 Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

EXCHANGE OF SHARES

2.1 Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Purchaser Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Sections 1.4 and 1.8 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) calendar days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive Purchaser Common Stock pursuant to Article I, a letter of transmittal, in a form satisfactory to Purchaser and Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), and include information concerning procedures in the case of lost, stolen or destroyed Certificates. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent or compliance with the procedures described by the Exchange Agent for lost, stolen or destroyed Certificates, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check or wire of immediately available funds in the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares, or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) certificates representing shares of Purchaser Common Stock and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Purchaser Common Stock on the New York Stock Exchange (“NYSE”) as reported by Bloomberg for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Purchaser Common Stock (after taking into account all Company Common Stock held at the Effective Time by such holder) which such holder would otherwise be entitled to receive pursuant to Sections 1.4 and 1.8.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Purchaser Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Award in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the correspondingly numbered section of the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized and validly existing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, any effect, change, event, or circumstance that either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred to the extent not otherwise excluded by this proviso), (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (H) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of Company, as amended (the “Company Articles”), and the Code of Regulations of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have been made available by Company to Purchaser.

(b) Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depositary institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or to the knowledge of Company threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 4,000,000 shares, of which 3,997,637 shares are classified and designated as Common Stock without par value, 2,250 shares are classified and designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A with $0.01 par value per share (the “Series A Preferred Stock”), and 113 shares are classified and designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B with $0.01 par value per share (the “Series B Preferred Stock” and together with the Series B Preferred Stock, the “Company Preferred Stock”). As of the date of this Agreement, there are (i) 489,761 shares of Company Common Stock issued and outstanding, (ii) no shares of shares of Company Common Stock held in treasury, (iii) 3,180 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Restricted Stock Units, (iv) 15,821 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options, (v) no shares of Company Preferred Stock outstanding, and (vi) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. No Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock. There are no trust preferred or subordinated debt securities of Company that are issued or outstanding. Other than Company Stock Options and Company Restricted Stock Awards, in each case, issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting Agreements. All grants of Company Equity Awards were validly issued and approved by the Board of Directors of Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects. All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of the underlying Company Common Stock on the date such Company Stock Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Stock Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Stock Option, and (F) the expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to be cast at the Company Meeting (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except, with respect to the Bank Merger, approval of the Bank Merger Agreement by Company as sole shareholder of Company Bank. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices or issuance of such waivers, (ii) the filing of applications, filings and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and Securities (the “PDBS”) and the Ohio Division of Financial Institutions (the “ODFI”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with any state banking authorities listed on Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (iv) the preparation and delivery of a proxy statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (the “SEC”) by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (v) the filing of the Certificates of Merger, (vi) the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or any self-regulatory organization (an “SRO”) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, Bank Merger or the transactions contemplated by this Agreement on a timely basis.

3.5 Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (collectively, the “Company Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2022, (ii) there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. For purposes of this Agreement, “Regulatory Agencies” means (i) any state regulatory authority, (ii) the SEC, in the case of Purchaser, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the PDBS, (vi) the ODFI, (vii) any foreign regulatory authority and (viii)  any SRO.

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as to form, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent registered public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent registered public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company for the fiscal year ended September 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company. Company (x) has implemented and maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to Company and its Subsidiaries and to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing to Company’s auditors and audit committee and a copy has previously been made available to Purchaser.

(d) Since January 1, 2022, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or Representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

3.7 Broker’s Fees. With the exception of the engagement of Janney Montgomery Scott, LLC (“Janney”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Purchaser as of the date hereof an estimate of the aggregate fees provided for in connection with the engagement by Company of Janney, related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Except in connection with matters related to this Agreement, since December 31, 2023, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

3.9 Legal Proceedings.

(a) Neither Company nor any of its Subsidiaries nor any of their respective officers or directors in their respective capacities as an officer or director of the Company, is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers in their respective capacities as an officer or director of the Company or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case, that would be material to Company and its Subsidiaries, taken as a whole or would reasonably be expected to have a Material Adverse Effect on Company.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would be material to Company and its Subsidiaries, taken as a whole or would reasonably be expected to have a Material Adverse Effect on Company.

3.10 Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Company and its Subsidiaries for all years to and including 2023 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries. Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employee Benefits; Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance or other benefit plans, programs or arrangements, and all change in control, retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Company Subsidiary or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or under which Company or any Subsidiaries has any liability, contingent or otherwise.

(b) Company has heretofore made available to Purchaser true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (v) copies of all IRS Forms 1094-C and 1095-C (including verifications of filings from the IRS) for the prior three (3) years, (vi) the current ERISA bonds, as applicable, (vii) all trust agreements, insurance policies and administration agreements relating to each Company Benefit Plan, (viii) nondiscrimination testing for the last three (3) plan years, and (ix) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Company, each of its Subsidiaries and each Company ERISA Affiliate has complied, and currently is in material compliance, with Code Section 4980B, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder (the “PPACA”); and Company and its Subsidiaries have not incurred (whether or not assessed, and including on account of a Company ERISA Affiliate), and does not reasonably expect to incur or be subject to, any material Taxes or other penalties under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D or 4980H of the Code. Within the past three (3) years, neither Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No Company Qualified Plan owns Company Common Stock. The only Company Qualified Plan that is subject to Section 401(k) of the Code is the CenterBank Employee Retirement Plan (the “Company 401(k) Plan”).

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has been in documentary and operational compliance with Section 409A of the Code.

(f) None of Company and its Subsidiaries has any current or contingent liability or obligation (including on account of any ERISA Affiliate) in respect of a single employer “pension plan” (as defined in Section 3(2) of ERISA) which is subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; and neither Company nor its Subsidiaries is subject to any Company Benefit Plan-related Lien under ERISA or the Code.

(g) None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or to which Code Section 413(c) applies (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. None of Company and its Subsidiaries have any current or contingent liability with respect to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(h) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(i) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(j) There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (“PBGC”), the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. There are no administrative investigations, audits or other administrative proceedings by the Department of Labor, the PBGC, the IRS or other governmental agencies pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC). No written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(k) None of Company and its Subsidiaries nor, to the knowledge of Company, any Company ERISA Affiliate or other person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting (except as otherwise required under Code Section 411(d)3), exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) No Company Benefit Plan provides for the payment, gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n) There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

(o) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2020 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, paid time off, plant closings and mass layoffs, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p) (i) Each individual that renders services to Company or any of its Subsidiaries who is classified as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is properly so classified for all purposes, and (ii) Company and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Company and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(q) No executive officer of Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(r) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2020 against any officer or director of Company or any of its Subsidiaries, (ii) since December 31, 2020, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or director of Company or any of its Subsidiaries, and (iii) there are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or director of Company or any of its Subsidiaries.

(s) Section 3.11(s) of the Company Disclosure Schedule contains a true and correct list of all employees of the Company and each of its Subsidiaries, together with their respective base salaries or wages, bonuses, positions, employer, location, full or part-time status, accrued paid time off, exempt or non-exempt from overtime, active or inactive status and if inactive, the reason. All employees of the Company and each of its Subsidiaries are authorized to work in the United States, and a Form I-9 has been completed properly and retained with respect to each such current employee.

3.12 Compliance with Applicable Law. Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2022, Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Company maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, Company has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Company and its Subsidiaries are, and since January 1, 2022 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Company and its Subsidiaries conduct business. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Company and each of its Subsidiaries have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law. None of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete in all material respects and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business for which employment can be terminated without notice or penalty, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which relates to any alliance, cooperation, joint venture, shareholder, partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries, (iv) which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union, works council or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the Company Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this

Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any exclusive dealing, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice) or (x) any contract not listed in (i) through (ix) that is material to the financial condition, results of operations or business of Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect. Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Company Contract. To Company’s knowledge each third-party counterparty to each Company Contract has performed all material obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract. No third-party counterparty to any Company Contract has provided written notice of exercise or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract.

3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Company or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or to Company’s knowledge, threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

3.17 Investment Securities and Commodities.

(a) Each of Company and its Subsidiaries has good title to all securities and commodities owned by it respectively (except those sold under repurchase agreements and securities held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.

(b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and Company and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.

3.18 Real Property. Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the Company Leased Properties, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement. The Company Real Property constitutes all of the real property used or occupied by the Company or any of its Subsidiaries that relates to or is used in the business of the Company as currently conducted. There are no leases, subleases, licenses, concessions or other contractual obligations entered into by the Company granting to any person other than a Subsidiary the right of use or occupancy of all of any portion of the Company Owned Properties. No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Company Owned Properties or any portion or interest therein. Neither the Company nor any Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Company Leased Properties. Neither the condition, nor the use of the Company Owned Properties or to the knowledge of Company, the Company Leased Properties, by the Company or its Subsidiaries, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, or other applicable law relating to the use or operation of the Company Real Property.

3.19 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to Company’s knowledge, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. To the knowledge of Company, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand.

3.21 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any

“moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover law (any such laws, “Takeover Statutes”).

3.22 Reorganization. Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Janney to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Company Information. The information relating to Company and its Subsidiaries which is provided by Company or its Representatives for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of September 30, 2024, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of September 30, 2024, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Company or any of its Subsidiaries, or to the knowledge of Company, any affiliate of any of the foregoing (other than Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of September 30, 2024, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of September 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its

Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(e) There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Information Security. To the knowledge of Company, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

3.28 Indebtedness. Company has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.17 of the Company Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.29 Mortgage Banking Business.

(a) Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Company and its Subsidiaries have satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except such noncompliance that, either individually or in the aggregate, would not reasonably be expect to have a Material Adverse Effect on Company.

(b) No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with laws.

For purposes of this Section 3.29: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as USDA Office of Rural Development), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the correspondingly numbered section of the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any Private Securities Litigation Reform Act safe harbor statement or similar disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:

4.1 Corporate Organization.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a financial holding company duly registered under the BHC Act. Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.

(b) Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or to the knowledge of Purchaser threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Common Stock, $1.00 par value, and 3,000,000 shares of preferred stock, $1.00 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 123,603,380 shares of Purchaser Common Stock issued, (ii) 101,781,181 shares of Purchaser Common Stock outstanding, (iii) 21,822,199 shares of Purchaser Common Stock held in treasury, (iv) 475,225 shares of Purchaser Common Stock reserved for issuance upon the vesting of outstanding awards under a Purchaser Stock Plan (as defined below) (“Purchaser Restricted Stock Awards”), (v) 4,621,627 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (vi) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of

Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. Except as set forth in Section 4.2(a) of the Purchaser Disclosure Schedule, no trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Purchaser Common Stock or other equity interests of Purchaser. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser, other than the Voting Agreements. Other than the Purchaser Restricted Stock Awards, on the date hereof, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.

(b) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except, with respect to the Bank Merger, approval of the Bank Merger Agreement by Purchaser as sole shareholder of Purchaser Bank. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with NYSE, (ii) the filing of applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices or issuance of such waivers, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the PDBS and the ODFI in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger, (vii) the filing of the Bank Merger Certificates, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, Bank Merger or the transactions contemplated by this Agreement on a timely basis.

4.5 Reports. Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except as set forth on Section 4.5 of the Purchaser Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2022, (ii) there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.6 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent registered public accounting firm of Purchaser has resigned (or informed Purchaser that it intends to resign) or been dismissed as independent registered public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7 Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9 Legal Proceedings.

(a) Neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case, that would be material to Purchaser and its Subsidiaries, taken as a whole or would reasonably be expected to have a Material Adverse Effect on Purchaser.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would be material to Purchaser and its Subsidiaries, taken as a whole or would reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 4.10(a) of the Purchaser Disclosure Schedule, the federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2022 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Purchaser or any of its Subsidiaries. Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 SEC Reports. No communication mailed by Purchaser to its shareholders since January 1, 2022 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2022 by Purchaser pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.

4.12 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2022, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

4.13 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”).

(b) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect. Purchaser and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Purchaser Contract. To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has performed all material obligations required to be performed by it to date under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract. No third-party counterparty to any Purchaser Contract has provided written notice of exercise or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Purchaser Contract.

4.14 Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Purchaser or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.

4.15 State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.16 Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Purchaser Information. The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its Representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18 Information Security. To the knowledge of Purchaser, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Purchaser and its Subsidiaries.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), required by law or as consented to in writing by the other party, each of Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, regulation or by any Governmental Entity or Regulatory Agency, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a) except pursuant to the agreements, arrangements and proposals described on Section 5.2 of the Company Disclosure Schedule, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits and entry into repurchase agreements);

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) except for dividends or distributions by Company Bank to Company in connection with Company’s performance under Section 6.17, make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) grant any Company Equity Awards (or any similar award that would be a Company Equity Award had it been issued under the Company Stock Plans) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any additional shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only have the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case outstanding on the date hereof and in accordance with past practice and the terms of the applicable award agreements;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d) except for transactions in the ordinary course of business consistent with past practice, make any investment either by purchase of stock, securities or other interests, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;

(e) except pursuant to the agreements, arrangements and proposals described on Section 5.2 of the Company Disclosure Schedule, in each case except in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any Company Contract (or any contract entered into after the date hereof that would be a Company Contract if it were in effect on the date hereof), or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than renewals of contracts or leases in the ordinary course of business consistent with past practice and without material adverse changes of terms with respect to Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under Section 6.6(d), applicable law, the terms of any Company Benefit Plan existing as of the date hereof, or as described on Section 5.2 of the Company Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $50,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $50,000, other than for cause, or (vii) hire or promote any employee with an annual base salary (excluding commission earnings) equal to or in excess of $50,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

(g) settle any claim, suit, action or proceeding, other than those relating to any foreclosure action by Company in the ordinary course of business consistent with past practice, in an amount and for consideration (excluding any consideration covered by insurance) not in excess of $100,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) other than in prior consultation with Purchaser, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;

(n) enter into any new line of business;

(o) except for loans or extensions of credit that have been approved prior to the date of this Agreement, (i) make, acquire or issue any new commitments for any loan or extension of credit of $500,000 or greater or (ii) renegotiate, renew, increase or modify any existing loan or extension of $500,000 or greater; provided, however, that Purchaser shall be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Purchaser;

(p) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) lending (including any change in the maximum ratio or other similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), investment, underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or a Regulatory Agency;

(q) make, or commit to make, any individual capital expenditures in excess of $100,000;

(r) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to

Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(s) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(t) other than in consultation with Purchaser, undertake any response, action or other public communication with regard to (i) any event resulting in unauthorized access to or disruption or misuse of an information system or information stored on an information system, including but not limited to such information pertaining to Company’s or its Subsidiaries’ customers, or (ii) any ransomware event;

(u) knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, regulation or by any Governmental Entity or Regulatory Agency, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend its articles of incorporation, its regulations or comparable governing documents of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock;

(c) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;

(d) make any written communications to the employees of Company or any of its Subsidiaries without prior consultation with Company and consideration of any Company comments in good faith;

(e) take any action that is intended or expected to result in any the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied, except, in every case, as may be required by applicable law;

(f) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Purchaser and Company shall prepare and disseminate to holders of Company Common Stock, the Proxy Statement and Purchaser shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The parties hereto shall cooperate with each other and use reasonable best efforts to make such filings within sixty (60) calendar days of the date of this Agreement. Each of Purchaser and Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications (as defined below), within sixty (60) calendar days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) calendar days after the date of this Agreement, Purchaser and Company shall, and shall cause their respective Subsidiaries to, each use their reasonable best efforts to prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. Purchaser shall have the right to review in advance, and, to the extent practicable, the Company shall consult Purchaser on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, Purchaser shall act reasonably, diligently, and as promptly as practicable. Company agrees that it will consult with Purchaser with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and Company will keep Purchaser apprised of the status of matters relating to completion of the transactions contemplated herein. Company shall consult with Purchaser to the extent permitted by applicable law in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give Purchaser and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided that Company shall promptly advise Purchaser with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which Purchaser does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(c) In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser or permit Company to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) To the extent permitted by applicable law, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, Section 9.13 shall not preclude either party from fulfilling its obligation under this Section 6.1(e) to the extent permissible under applicable law. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders, waivers, non-objections or approvals from (x) the Federal Reserve Board, the FDIC, the PDBF and the ODFI and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those other authorizations, consents, orders, waivers, non-objections or approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries, taken as a whole, after giving effect to the Merger.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request in connection with such conversion or consolidation of systems and business operations. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to the Purchaser’s properties, books, personnel and records. Each party shall use reasonable best efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 16, 2024, between Purchaser and Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Company shall, in accordance with applicable laws, the Company Articles and the Company Bylaws, call, give notice of and convene a meeting of its shareholders (the “Company Meeting,”)

to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. Subject to the remainder of this Section 6.3 and Section 6.11, Company shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”). Subject to the remainder of this Section 6.3, Company and its Board of Directors shall not (a) withhold, withdraw, modify or qualify in a manner adverse to Purchaser the Company Board Recommendation, (b) fail to make the Company Board Recommendation, (c) adopt, approve, recommend or endorse an Acquisition Proposal, (d) fail to publicly and without qualification (i) recommend against any Acquisition Proposal or (ii) reaffirm the Company Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after an Acquisition Proposal is made public or any request by the other party to do so, or (e) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of Company may (but shall not be required to), prior to the receipt of the Requisite Company Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Company may not take any actions under this sentence unless (A) it gives Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (B) at the end of such notice period, the Board of Directors of Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Company shall adjourn or postpone the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Sections 6.1, 6.3 and 6.11 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide each of the employees of Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employee prior to Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of Company and its Subsidiaries who is terminated by Company without cause at the Purchaser’s request on the Closing Date or by Purchaser without cause within six (6) months following the Closing Date shall be entitled to severance in accordance with the schedule set forth on Section 6.6(a) of the Purchaser Disclosure Schedule. Notwithstanding the foregoing, the requirements of this Section 6.6(a) shall not apply to any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides a CIC Payment.

(b) With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.

(c) If Purchaser so requests (which request shall be made not less than thirty (30) days prior to the Effective Time), Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.

(d) Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, Company shall take any and all actions and adopt such necessary resolutions to terminate the Company 401(k) Plan effective as of the date immediately preceding the Closing Date and adopt such amendments to the Company 401(k) Plan to terminate the Company 401(k) Plan and effectuate the provisions of this Section 6.6(d). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the Board of Directors of Company and shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger, Company shall, or shall cause its applicable affiliate to, provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, (ii) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date, and (iii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be contributed by Company as soon as administratively feasible after the Company 401(k) Plan termination date. Prior to the distribution of account balances in the Company 401(k) Plan, Purchaser shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Purchaser (the “Purchaser 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) at the time of such distribution from the Company 401(k) Plan in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Purchaser 401(k) Plan.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(a) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, except with regard to Company employees set forth on Section 6.6(f) of the Company Disclosure Schedule, on or before the Closing, Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise Tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in

Section 6.6(a), unless such Company employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.

(g) Notwithstanding any other provisions, the Surviving Corporation agrees to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the Closing Date under the Company Benefit Plans; provided, Purchaser may replace such Company Benefit Plans with a similar benefit plan of Purchaser. Purchaser hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time. With respect to certain employees who are party to change in control agreements with Company, each of whom is named on Section 6.6(g) of the Company Disclosure Schedules, Company shall, prior to the Effective Time, use reasonable best efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to Company, Purchaser and such employee, setting forth the method in which his or her rights under the change in control agreement will be settled. Company shall make the payments required under such change in control, settlement or similar agreements.

(h) As soon as reasonably practicable following the date of this Agreement, Company and Purchaser shall cooperate and use their reasonable best efforts to establish an aggregate retention bonus amount and identify key employees of Company or Purchaser who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the chief executive officers of Purchaser and Company shall mutually agree.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Purchaser and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Articles, Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Articles, Company’s Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) Prior to the Effective Time, Company, at Purchaser’s expense, shall obtain a six-year “tail” policy under Company’s existing directors’ and officers’ liability insurance policy providing coverage not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by Company, so long as the aggregate cost, on an annual basis, is less than 150% of the annual premium currently paid by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Company shall, in consultation with and subject to the approval of Purchaser, obtain policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and

Representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section  6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

6.9 Advice of Changes. Purchaser and Company (in such capacity, the “Notifying Party”) shall each promptly (but in any event within twenty-four (24) hours to the extent reasonably practicable) advise the other party of any effect, change, condition, development, occurrence or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition set forth in, if Purchaser is the Notifying Party, Section 7.1 or 7.3, or if Company is the Notifying Party, Section 7.1 or 7.2; provided, that delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement, each of Purchaser and Company shall coordinate with the other the declaration of any dividends in respect of Purchaser Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Acquisition Proposals.

(a) Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) in connection with or relating to any Acquisition Proposal, except in each case to notify a person that has made or, to the knowledge of Company, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.11(a). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, Company receives an unsolicited bona fide written Acquisition Proposal, that did not result from or arise in connection with a breach of this Section 6.11(a), Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to providing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Company shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Company and its Subsidiaries or 20% or more of any class of equity or voting or non-voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting or non-voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company.

(b) Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.12 Public Announcements. Company and Purchaser shall each use its reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that any initial press release to be issued with respect to the transactions contemplated hereby shall be in mutually agreed form.

6.13 Change of Method. Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that unless this Agreement is amended by the agreement of each party in accordance with Section 8.3, no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of

Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.14 Restructuring Efforts. If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to Company shareholders for adoption.

6.15 Takeover Statutes. None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take such actions as are necessary to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16 Exemption from Liability Under Section 16(b). The Board of Directors of Purchaser, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause any acquisitions of Purchaser Common Stock by any holders of Company Common Stock who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17 Termination of Company Debt. Except for advances and loans from the Federal Home Loan Bank, prior to the Effective Time (or prior to the effective time of the Bank Merger for any debt of Company Bank), Company, or Company Bank, as applicable, shall pay, satisfy, discharge, release and terminate in full all of the liabilities and other obligations to be performed by Company or Company Bank, as applicable, under the applicable definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.17 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, and shall provide evidence of such payment, satisfaction, discharge, release and termination to Purchaser.

6.18 Bank Merger. Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to the Bank Merger Agreement.

6.19 Shareholder Litigation. Each or Purchaser and Company shall promptly notify the other party in writing (to the extent permitted by law) of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Purchaser or Company, as applicable, threatened against Purchaser, Company, or any of their respective Subsidiaries, directors or officers relating to the transactions contemplated by this Agreement. Company shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement. Each party shall give the other party the right to review and comment on all filings or responses to be made by such party in connection with such litigation and will in good faith take such comments into account. Company shall not agree to settle any such litigation without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Purchaser shall not be obligated to consent to any settlement which does not include a full release of Purchaser, Company, all Subsidiaries and affiliates of Purchaser and Company and their respective directors, officers and employees, or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or written waiver by Purchaser and Company, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Vote.

(b) NYSE Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of Company set forth in this agreement (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.

(d) Dissenters’ Rights. At or prior to Closing, holders of no more than five percent (5%) of the issued and outstanding shares of Company Common Stock shall have exercised, or remain entitled to exercise, their statutory appraisal or dissenters’ rights under the OGCL.

(e) FIRPTA Certificate. Company shall have delivered to Purchaser an affidavit and notice addressed to the IRS, executed by Company under penalties of perjury, stating that Company is not and has not during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, dated as of the Closing Date and in the form and substance as required under Treasury Regulations Section 1.1445-2(c) and 1.897-2(h).

(f) Consents. All approvals, consents and waivers that are listed on Section 7.2(f) of the Company Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to Closing.

(g) Option Cancellation Agreement. Purchaser shall have received executed option termination agreements from each holder of Company Stock Options.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of Purchaser set forth in this Agreement (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

(c) Federal Tax Opinion. Company shall have received the opinion of Dinsmore & Shohl LLP, in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.

(d) Consulting Agreement. The Consulting Agreement, dated of even date herewith, by and between Purchaser and Stewart Greenlee shall be in full force and effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Company:

(a) by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;

(b) by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable law, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Purchaser or Company if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that, if on such date, any of the conditions to the Closing set forth in (i) Section 7.1(c) or (ii) Section 7.1(e) (in the case of clause (ii), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to the fifteen (15) month anniversary of the date of this Agreement, and such date shall be come the Termination Date for purposes of this Agreement; provided further, that if all the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) that occurs after such Termination Date then the Termination Date shall be automatically extended to such Specified Date and the Specified Date shall become the Termination Date for purposes of this Agreement;

(d) by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants, obligations, agreements or other provisions or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) calendar days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(e) by Purchaser, prior to such time as the Requisite Company Vote is obtained, if (i) Company or the Board of Directors of Company shall have made a Recommendation Change, or (ii) Company or the Board of Directors of Company shall have breached its obligations under Section 6.3 or Section 6.11; or

(f) by written notice of Company to Purchaser if, and only if, both of the following conditions are satisfied at any time during the five (5)-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Purchaser Market Value is less than the Purchaser Market Price multiplied by 0.80; and

(ii) the number obtained by dividing the Purchaser Market Value by the Purchaser Market Price shall be less than the Index Ratio minus 0.20;

(iii) Subject, however, to the following three sentences: If Company elects to exercise its termination right pursuant to this Section 8.1(f), it shall give written notice thereof to Purchaser not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5) business day period commencing with Purchaser’s receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of the Purchaser Market Price, the Exchange Ratio (as then in effect), and 0.80, divided by (B) the Purchaser Market Value, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of the Index Ratio, multiplied by the Exchange Ratio (as then in effect), divided by (B) the number obtained by dividing the Purchaser Market Value by the Purchaser Market Price. If within such five (5) business day period, Purchaser delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated below:

(iv) “Determination Date” shall mean the later of (1) the date on which the last Requisite Regulatory Approval is obtained without regard to any requisite waiting period or (2) the date on which the Requisite Company Vote is obtained.

(v) “Final Index Price” means the average of the daily closing price of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

(vi) “Index” means the NASDAQ Bank Index or, if such Index is not available, the KBW Nasdaq Bank Index.

(vii) “Index Ratio” means the Final Index Price divided by the Initial Index Price.

(viii) “Initial Index Price” means the average of the daily closing price of the Index for the twenty (20) consecutive trading days immediately preceding the date of the first public announcement of entry into this Agreement.

(ix) “Purchaser Market Price” shall mean the average of the volume weighted average closing price per share of Purchaser Common Stock as reported on NYSE during the twenty (20) consecutive trading days immediately preceding the date of this Agreement.

(x) “Purchaser Market Value” means the average of the volume weighted average closing price per share of Purchaser Common Stock as reported on NYSE for the twenty (20) consecutive trading days immediately preceding the Determination Date.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or Representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), Section 6.12 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Board of Directors or senior management of Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal with respect to Company and (A) (x) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) and Company shall have failed to obtain the Requisite Company Vote or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $2,300,000 (the “Termination Fee”).

(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee.

(d) Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published by Bloomberg on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The Termination Fee payable by Company pursuant to Section 8.2(b) constitutes liquidated damages and not a penalty and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Purchaser in the event of a termination of this Agreement specified in this Section 8.2.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of shareholders of Company, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that receipt of the Requisite Company Vote, there may not be, without further approval of the shareholders of Company, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, other than covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne by Purchaser.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.3 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.3, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Company, to:

CenterGroup Financial, Inc.

744 State Route 28

Milford, OH 45150

Attention: Stewart Greenlee

Email: stewart@center.bank

With a required copy (which shall not constitute notice) to:

Dinsmore & Shohl LLP

255 E. Fifth St. Suite 1900

Cincinnati, OH 45202

Attention: Michael G. Dailey

Email: michael.dailey@dinsmore.com

and

(b) if to Purchaser, to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attention: T. Michael Price, President and Chief Executive Officer

With a required copy (which shall not constitute notice) to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attention: Matthew C. Tomb, Chief Risk Officer & General Counsel

Email: mtomb@fcbanking.com

and

Squire Patton Boggs (US) LLP

201 E. Fourth St., Suite 1900

Cincinnati, Ohio 45202

Attention: James J. Barresi

Email: james.barresi@squirepb.com

9.4 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 9.5 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 9.5 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Cincinnati, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by Purchaser with the SEC and publicly available on EDGAR prior to the date hereof, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars.

9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Allegheny County, Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this

Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.13 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. §261.2(b) and 12 C.F.R. §309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Purchaser and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ T. Michael Price
Name: T. Michael Price
Title: President and Chief Executive Officer

CENTERGROUP FINANCIAL, INC.

By:	/s/ Stewart M. Greenlee
Name: Stewart M. Greenlee
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan Of Merger

Exhibit A

Form of Voting Agreement

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Exhibit A

Form of Voting Agreement

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2024, by and among First Commonwealth Financial Corporation, a Pennsylvania corporation (“Purchaser”), and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of CenterGroup Financial, Inc., an Ohio corporation (“Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Purchaser and Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Company will merge with and into Purchaser (the “Merger”) and (ii) except as otherwise provided in the Merger Agreement, each outstanding share of the common stock of Company (the “Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement;

WHEREAS, as a condition and inducement to Purchaser and Company to enter into the Merger Agreement, the Shareholders (in the Shareholders’ capacity as such) are hereby agreeing to vote the Shares as described herein and to take such other actions as provided for herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

A. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

1. “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) the date of any material modification, waiver or amendment of the Merger Agreement that affects adversely the consideration payable to the shareholders of Company pursuant to the Merger Agreement as provided to the Shareholder on the date hereof; or (iv) eighteen (18) months following the execution of this Agreement.

2. “Shares” shall mean (i) all securities of Company (including all shares of Company Common Stock and, to the extent transferable by their terms, all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Shareholders as of the date hereof, and (ii) all additional securities of Company (including all additional shares of Company Common Stock and, to the extent transferable by their terms, all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholders acquire ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

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3. “Transfer.” A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

B. Transfer of Shares. Except as expressly permitted by this Agreement, until the Expiration Date, no Shareholder shall directly or indirectly: (i) cause or permit any Transfer of any of the Shares of which such Shareholder is the beneficial owner (x) unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement, or (y) except by will or by operation of law, in which case this Agreement will bind the transferee; (ii) grant any proxies or powers of attorney, other than consistent with the terms of Section 3, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of such Shareholder’s obligations under this Agreement.

C. Agreement to Vote Shares.

4. Until the Expiration Date, each Shareholder agrees that, at every meeting of the shareholders of Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, such Shareholder (in such Shareholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares for which it is entitled to vote at such meeting or by such written consent:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions between the Purchaser and the Company as contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of Company or any subsidiary of Company, (B) any sale, lease or transfer of any significant part of the assets of Company or any subsidiary of Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Company or any subsidiary of Company, (D) any material change in the capitalization of Company or any subsidiary of Company, or the corporate structure of Company or any subsidiary of Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions between the Purchaser and the Company as contemplated by the Merger Agreement.

b. In the event that a meeting of the shareholders of Company is held, each Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

c. No Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

d. Except as expressly set forth in this Section 3, each Shareholder shall retain at all times the right to vote such Shareholder’s Shares in such Shareholder’s sole discretion and without any other limitation on matters that are at any time or from time to time presented for consideration to Company’s shareholders.

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D. Agreement Not to Exercise Dissenters’ Rights. Until the Expiration Date, each Shareholder hereby waives and agrees not to exercise or assert any rights (including, without limitation, under Section 1701.84 and Section 1701.85 of the Ohio General Corporation Law) to demand payment for any Shares that may arise with respect to the Merger.

E. Grant of Irrevocable Proxy; Appointment of Proxy.

a. SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 3. SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE SHARES (SUCH SHAREHOLDER REPRESENTING TO PURCHASER THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

b. The proxy granted in this Section 5 shall automatically expire on the Expiration Date.

F. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, none of the Shareholders make any agreement pursuant to this Agreement or otherwise in such Shareholder’s capacity as a director or officer of Company and nothing in this Agreement shall (or require the Shareholders to attempt to) (a) limit or restrict any Shareholder who is a director or officer of Company or any subsidiary of Company from acting in such capacity as a director or officer or voting in such person’s sole discretion in such capacity as a director or officer on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Company), or (b) be construed to prohibit, limit or restrict such Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to Company or its shareholders.

G. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and Purchaser shall not have any authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein.

H. Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to Purchaser as follows:

a. Power; Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder is necessary to authorize the execution and delivery by it, him or her of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms.

b. No Conflicts. Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution by the

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Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder or any of the Shareholder’s properties or assets.

c. Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair the ability of the Shareholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

d. Ownership of Shares. Shareholder (i) is the beneficial owner of, and has good and valid title to, the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options, and shares of Company Common Stock issuable upon the exercise of such options, are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options indicated on the signature page of this Agreement.

e. Voting Power. Except as noted on Schedule I attached hereto, such Shareholder has and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. There are no proxies, voting trusts or understandings to or by which such Shareholder is a party or bound or that expressly requires that any of such Shareholder’s Shares be voted in a specific manner other than as provided in this Agreement or that provide for any right on the part of any other person other than Shareholder to vote such Shares. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Shareholder to exercise any option to purchase shares of Company Common Stock.

f. Information. None of the information relating to the Shareholder provided in writing by or on behalf of the Shareholder for inclusion in documents filed by Purchaser with the Securities and Exchange Commission (the “SEC”) will, at the respective times such information is sent or given to Purchaser or Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder agrees to promptly notify Purchaser of any required corrections with respect to any such information.

g. No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

h. Reliance by Purchaser and Company. Such Shareholder understands and acknowledges that Purchaser and Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

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I. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholder as follows:

5. Power; Binding Agreement. Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except as set forth in the Merger Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by Purchaser and no other actions or proceedings on its, his or her part is necessary to authorize the execution and delivery of this Agreement, or, except as set forth in the Merger Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

6. No Conflicts. Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. None of the execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to it or any of its properties or assets.

J. Certain Restrictions. No Shareholder shall, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect.

K. Disclosure. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, conditioned or delayed), each Shareholder hereby authorizes Purchaser to publish and disclose such Shareholder’s identity, ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement in all documents and schedules filed with the Securities and Exchange Commission and any press release or other disclosure document that Purchaser determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger.

L. Further Assurances. Subject to the terms and conditions of this Agreement, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

M. Legending of Shares. If so requested by Purchaser, each Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement.

N. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to the Expiration Date.

O. Miscellaneous.

a. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In

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the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

b. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the others.

c. Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

d. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Purchaser shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

e. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Purchaser:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attention: Matthew C. Tomb, EVP, Chief Risk Officer & General Counsel

Email: MTomb@fcbanking.com

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, Ohio 45202

Attn: James J. Barresi

Email: james.barresi@squirepb.com

If to the Shareholder:

To the respective addresses and fax numbers shown on the signature pages for each Shareholder.

f. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

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g. No Third Party Beneficiaries. Except for the reliance acknowledged in Section 8(h) hereof, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

h. Governing Law. This Agreement shall be governed by the laws of the State of Ohio, without reference to any provision that would require the application of the laws of another jurisdiction.

i. Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court in the State of Ohio. The parties hereto hereby (i) submit to the exclusive jurisdiction of the above-named courts for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

j. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

k. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

l. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

m. Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

n. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

o. Shareholder Obligations. The obligations of the Shareholders under this Agreement shall be several and not joint.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer to be effective as of the date first above written.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:
Name:	T. Michael Price
Title:	President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

[SHAREHOLDER NAME]

By:

Address:

Shares beneficially owned: shares of Company Common Stock shares of Company Common Stock issuable upon exercise outstanding options

[Signature Page to Voting and Support Agreement]

SCHEDULE I

EXCEPTIONS

None

Exhibit B

Form of Bank Merger Agreement

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Exhibit B

Form of Bank Merger Agreement

BANK PLAN OF MERGER AND MERGER AGREEMENT

This Bank Plan of Merger and Merger Agreement (this “Agreement”) is made and entered into as of the 18th day of December, 2024, by and between First Commonwealth Bank, a Pennsylvania commercial bank and trust company (the “Surviving Bank”), and CenterBank, an Ohio chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

RECITALS

WHEREAS, First Commonwealth Financial Corporation, a Pennsylvania corporation and the sole shareholder of the Surviving Bank (“Parent”), and CenterGroup Financial Inc., an Ohio corporation and the sole shareholder of the Merging Bank (“Seller”), have entered into that certain Agreement and Plan of Merger dated as of December 18, 2024 (the “Holding Company Agreement”), pursuant to which Seller would be merged with and into Parent (the “Company Merger”);

WHEREAS, the Boards of Directors of the Constituent Banks have deemed it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank (the “Merger”) immediately upon, and subject to, the consummation of the Company Merger; and

WHEREAS, the Pennsylvania Banking Code of 1965 (the “Penn Code”) and the banking provisions of the Ohio Revised Code (the “Ohio Code”) authorize the merger of a bank organized under the Penn Code and a bank organized under the Ohio Code, subject to applicable provisions of the Penn Code and Ohio Code, respectively.

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1 Merger. At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Penn Code and the Ohio Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effect provided for in the applicable provisions of the Penn Code.

1.2 Effective Time. Subject to the conditions precedent referenced in Section 4.3 of this Agreement, including but not limited to the consummation of the Company Merger in accordance with the Holding Company Agreement, a statement of merger evidencing the transactions contemplated herein shall be delivered to the Pennsylvania Department of Banking and Securities (the “PDBS”) and filed by the PDBS with the Pennsylvania Department of State in accordance with the Penn Code, and a certificate of merger evidencing the transactions contemplated herein shall be delivered to the Ohio Department of Commerce, Division of Financial Institutions (“ODFI”) and filed by the ODFI with the Ohio Secretary of State in accordance with the Ohio Code. The Merger shall be effective upon the filing of the statement of merger with the Pennsylvania Department of State and the certificate of merger with the Ohio Secretary of State (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS; PRINCIPAL PLACE OF BUSINESS IN OHIO

2.1 Name of Surviving Bank. The name of the Surviving Bank shall be “First Commonwealth Bank”.

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2.2 Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3 Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4 Directors of the Surviving Bank. At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Penn Code.

2.5 Executive Officers of the Surviving Bank. At the Effective Time, the executive officers of the Merging Bank immediately prior thereto shall cease to hold office, and each executive officer of the Surviving Bank immediately prior thereto shall remain an executive officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Penn Code.

2.6 Surviving Bank Principal Place of Business in Ohio. The Surviving Bank’s principal place of business in Ohio shall be located at: 110 Riverbend Avenue, Lewis Center, Ohio 43035.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1 Stock of the Surviving Bank. At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Parent.

3.2 Stock of the Merging Bank. At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be extinguished.

IV.

GENERAL

4.1 Procurement of Approvals. This Agreement shall be subject to the approval of Parent as the sole shareholder of the Surviving Bank and Seller as the sole shareholder of the Merging Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. The Surviving Bank and the Merging Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Merger with the Federal Deposit Insurance Corporation, the PDBS, the ODFI, and as may be required by applicable laws and regulations.

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4.2 Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement, the Penn Code, and the Ohio Code.

4.3 Conditions Precedent. The obligations of the parties under this Agreement shall be subject to: (i) the approval of this Agreement by Parent as the sole shareholder of the Surviving Bank and Seller as the sole shareholder of the Merging Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and (iv) the consummation of the Company Merger pursuant to the Holding Company Agreement at or before the Effective Time.

4.4 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Merging Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, the Merging Bank shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of the Merging Bank or otherwise to take any and all such action.

4.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts may be delivered by facsimile or other electronic transmission.

4.6 Termination. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Holding Company Agreement by written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Holding Company Agreement.

4.7 Governing Law. Except to the extent governed by federal law, this Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

4.8 Assignment. This Agreement may not be assigned by either the Merging Bank or the Surviving Bank without the prior written consent of the other.

4.9 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Merging Bank and the Surviving Bank at any time prior to the Effective Time.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Bank Plan of Merger and Merger Agreement on the day and year first above written.

First Commonwealth Bank

By:
Name: T. Michael Price
Title: Chief Executive Officer

CenterBank

By:
Name: Stewart M. Greenlee
Title: President & Chief Executive Officer

Signature Page to Bank Merger Agreement

Annex B

Section 1701.85 of the Ohio Revised Code

Qualifications of and procedures for dissenting shareholders

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701. 801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Annex C

THE HIGHEST STANDARD OF SUCCESS IN FINANCIAL RELATIONSHIPS

December 17, 2024

PERSONAL AND CONFIDENTIAL

Board of Directors

CenterGroup Financial, Inc.

744 State Route 28

Milford, OH 45150

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Company’s existing common shareholders of the Merger Consideration (as defined below) to be paid by First Commonwealth Financial Corporation (the “Purchaser”) in connection with the proposed acquisition (the “Transaction”) of CenterGroup Financial, Inc. (the “Company”) subject to the terms and conditions of the Agreement and Plan of Merger between the Purchaser and the Company (the “Agreement”).

Pursuant to the Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 6.1 shares of the Purchaser’s common stock (the “Merger Consideration”). The terms of the Transaction are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time to time effect transactions in and hold securities of the Purchaser or the Company. To the extent that we have any such material position as of the date of this opinion, it has been disclosed to the Purchaser. This opinion has been reviewed and approved by Janney’s Fairness Committee in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. Janney has otherwise provided no investment banking services to Purchaser during the past two years in which compensation was received or was intended to be received. Janney may provide services to the Purchaser in the future (and/or to the Company if the Transaction is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

We were retained by the Company to act as financial advisor in rendering this fairness opinion. We will receive compensation from the Company in connection with our services, including a fee for rendering this opinion, as well as a completion fee. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement, dated December 17, 2024, and assumed it to be in substantially the same form as the final agreement in all material respects;

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(ii)

familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of the Purchaser and the Company;

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of the Purchaser and the Company, including quarterly reports filed by the parties with the Securities and Exchange Commission and/or the Federal Deposit Insurance Corporation;

(iv)

reviewed and discussed with senior management of Purchaser and the Company as well as Purchaser’s representatives the future financial prospects of the Purchaser and the Company as related to financial projections and pro formas, including publicly available consensus analyst estimates of the Purchaser where applicable;

(v)	compared certain aspects of the financial performance of the Purchaser and the Company with similar data available for certain other institutions;

(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison of the common stock of the Purchaser and the Company;

(vii)

reviewed the pro forma financial effects of the Transaction, taking into consideration the potential amount and timing of transaction costs and cost savings expected to be achieved as a result of the Transaction, in each case prepared by or at the direction of senior management of the Purchaser and the Company and approved for our use by the Company;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Purchaser and the Company. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Purchaser or the Company or any of their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Purchaser or the Company nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We did not make an independent valuation of the quality of the Purchaser’s or the Company’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Purchaser or the Company. We did not make an independent valuation of the quality of the Purchaser’s or the Company’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment

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portfolio of the Purchaser or the Company. We have assumed that there has been no material change in the Purchaser’s or the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs and expense savings) provided to or otherwise reviewed by or discussed with us, we have been advised by senior management of the Purchaser and senior management of the Company, and have assumed with your consent, that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of senior management of the Purchaser and senior management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects, to the draft of the Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Purchaser and the Company. We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. In rendering this opinion, we have been advised by both the Purchaser and the Company that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to any matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any officer, director, or employee, or class of such persons.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. With your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

This letter is solely for the information of the Board of Directors of the Company in its evaluation of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld.

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Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by the Purchaser in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

/s/ JANNEY MONTGOMERY SCOTT LLC

Janney Montgomery Scott LLC

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 1741 to 1743 of the Pennsylvania Business Corporation Law (the “PBCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses, judgments, fines and amounts paid in settlement that they incur in such capacities, provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 11 of the FCF by-laws provides for the indemnification of directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of FCF or a subsidiary of FCF, or by reason of the fact that such person is or was serving at the request of the FCF as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The FCF by-laws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled.

Article 12 of the FCF by-laws provides that no director or officer of FCF will be liable by reason of having been a director or officer of FCF if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of FCF. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

FCF has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of certain claims made against them, within the limits and subject to the limitations of such policies.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 18, 2024, by and between First Commonwealth Financial Corporation and CenterGroup Financial, Inc. (attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended June 30, 2010).

3.2	Amended and Restated By-Laws of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the current report as Form 8-K filed February 1, 2016).

Exhibit No.	Description

5.1	Opinion of Matthew C. Tomb, Executive Vice President, General Counsel and Secretary of First Commonwealth Financial Corporation, as to validity of the securities being registered

8.1	Opinion of Squire Patton Boggs (US) LLP regarding certain U.S. income tax aspects of the merger

8.2	Opinion of Dinsmore & Shohl LLP regarding certain U.S. income tax aspects of the merger

23.1	Consent of Ernst & Young LLP

23.2	Consent of Matthew C. Tomb, Executive Vice President, General Counsel and Secretary of First Commonwealth Financial Corporation (included as part of his opinion filed as Exhibit 5.1)

23.3	Consent of Squire Patton Boggs (US) LLP (included as part of its opinion filed as Exhibit 8.1)

23.4	Consent of Dinsmore & Shohl LLP (included as part of its opinion filed as Exhibit 8.2)

24.1	Power of Attorney (included on signature page hereto)*

99.1	Form of Proxy of CenterGroup Financial, Inc.

99.2	Consent of Janney Montgomery Scott LLC

107	Filing Fee Table*

*	Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on the 4th day of March, 2025.

FIRST COMMONWEALTH FINANCIAL CORPORATION
(Registrant)

By:	/s/ T. Michael Price
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ T. Michael Price T. Michael Price	President, Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2025

/s/ James R. Reske James R. Reske	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 4, 2025

* Julie A. Caponi	Director	March 4, 2025

* Ray T. Charley	Director	March 4, 2025

* Gary R. Claus	Director	March 4, 2025

* David S. Dahlmann	Director	March 4, 2025

* Johnston A. Glass	Director	March 4, 2025

* Jon L. Gorney	Director, Chairman	March 4, 2025

* Jane Grebenc	Director	March 4, 2025

* David W. Greenfield	Director	March 4, 2025

* Patricia A. Husic	Director	March 4, 2025

* Bart E. Johnson	Director	March 4, 2025

* Luke A. Latimer	Director	March 4, 2025

* Aradhna M. Oliphant	Director	March 4, 2025

[Continued to following page]

Signature	Title	Date

* Robert J. Ventura	Director	March 4, 2025

* Stephen A. Wolfe	Director	March 4, 2025

By:	/s/ T. Michael Price
T. Michael Price
Attorney-in-Fact
March 4, 2025
Pursuant to Powers of Attorney previously filed